UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HealthSouth Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 2, 2009

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2009 annual meeting of stockholders of HealthSouth Corporation, to be held on Thursday, May 7, 2009, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway (formerly One HealthSouth Parkway), Birmingham, Alabama.

We will review our 2008 performance and discuss our outlook for 2009 and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.

Every stockholder’s vote is important to us. Even if you plan to attend the Annual Meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our Company.

Sincerely,

Jon F. Hanson

Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders

and

Internet Availability of Proxy Materials

TIME	11:00 a.m., central time, on Thursday, May 7, 2009

PLACE

HEALTHSOUTH CORPORATION

Corporate Headquarters

3660 Grandview Parkway (formerly One HealthSouth Parkway), Suite 200

Birmingham, Alabama 35243

Directions to the annual meeting are available by calling investor relations at (205) 968-6400

ITEMS OF BUSINESS

(1)    To elect ten directors to the board of directors to serve until our 2010 annual meeting of stockholders.

•        The Board of Directors recommends a vote FOR each nominee.

(2)    To ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.

•        The Board of Directors recommends a vote FOR ratification.

(3)    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record of HealthSouth on March 19, 2009.

PROXY VOTING

Your vote is important. Please vote in one of these ways:

(1)    Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;

(2)    By telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card;

(3)    In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or

(4)    Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on May 7, 2009

HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2008 Annual Report (including the 2008 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	John P. Whittington
April 2, 2009	Corporate Secretary

HEALTHSOUTH CORPORATION

PROXY STATEMENT

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HEALTHSOUTH CORPORATION

PROXY STATEMENT

INTRODUCTION

The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 7, 2009, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway (formerly One HealthSouth Parkway), Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.

COMMONLY ASKED QUESTIONS

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2009 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

•	To elect ten directors to the board of directors to serve until our 2010 annual meeting of stockholders;

•	To ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	To transact such other business as may properly come before the 2009 annual meeting of stockholders and any adjournment or postponement.

These proxy solicitation materials are being sent to our stockholders on or about April 2, 2009.

What do I need to attend the meeting?

Attendance at the 2009 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:00 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

Who is entitled to vote at the meeting?

The board of directors has determined that those stockholders who are recorded in our record books as owning shares of HealthSouth as of the close of business on March 19, 2009, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 88,312,632 shares of our common stock issued and outstanding and 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock issued and outstanding. Our preferred stock is convertible at the option of the holder at any time into shares of common stock at an initial conversion rate of 32.7869 shares of common stock per share of preferred stock, or an aggregate of 13,114,760 shares of common stock. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock and our preferred stock are our only classes of outstanding voting securities. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Each share of preferred stock is entitled to one vote on each matter properly brought before the annual meeting voting together with the common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on May 6, 2009. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

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BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have your proxy card in hand when accessing the web site.

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BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

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BY MAIL – You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

Can I access the proxy statement and annual report on the internet?

Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) are available at http://www.proxyvote.com. If you are a stockholder of record and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.

A copy of our 2008 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2008 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Rules adopted by the Securities and Exchange Commission, or the “SEC,” permit the Company to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the internet.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our Corporate Secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted,

•	submitting a duly executed proxy bearing a later date,

•	voting by telephone or internet on a later date, or

•	attending the annual meeting and voting in person.

In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?

In accordance with notices previously sent to stockholders, we are delivering one annual report that includes a proxy statement in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting the office of investor relations at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling (205) 968-6400.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Is there a list of stockholders entitled to vote at the meeting?

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours, for ten days prior to the meeting, at the meeting place.

What constitutes a quorum to transact business at the meeting?

Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 88,312,632 shares of our common stock and 400,000 shares of our preferred stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

What is the recommendation of the board of directors?

Our board of directors recommends a vote:

•	“FOR” the election of each of our ten nominees to the board of directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

The vote requirements for the proposals are as follows:

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Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

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The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted for or against the proposal.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of an independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “non-discretionary” matter which includes any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against any stockholder proposal. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of common stock and preferred stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2009.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse them the reasonable out-of-pocket expenses they incur in doing so.

Who should I contact if I have questions?

If you have any questions, need additional copies of the proxy materials, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Broadridge Financial Solutions, Inc.

Telephone: 1-866-450-8471

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ITEMS OF BUSINESS REQUIRING YOUR VOTE

Proposal 1 – Election of Directors

Director Nominees

Our board of directors currently consists of ten members. Our board of directors proposes that each of the ten nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2010 annual meeting of stockholders. Each director nominee named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Information relating to each of the director nominees proposed for election by our board of directors is set forth below.

Name	Age	Position	Date Became Director
Edward A. Blechschmidt*	56	Director; Member of Audit Committee (Chairman)	1/31/2004
John W. Chidsey*	46	Director; Member of Audit Committee	10/2/2007
Donald L. Correll*	58	Director; Member of Audit Committee and of Finance Committee (Chairman)	6/29/2005
Yvonne M. Curl*	54	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee	11/18/2004
Charles M. Elson*	49	Director; Member of Nominating/Corporate Governance Committee (Chairman)	9/9/2004
Jay Grinney	58	Director; President and Chief Executive Officer	5/10/2004
Jon F. Hanson*	72	Director; Chairman of the Board of Directors; Member of Finance Committee and of Nominating/Corporate Governance Committee	9/17/2002
Leo I. Higdon, Jr.*	62	Director; Member of Compensation Committee (Chairman) and of Finance Committee	8/17/2004
John E. Maupin, Jr.*	62	Director; Member of Nominating/Corporate Governance Committee and of Compliance/Quality of Care Committee (Chairman)	8/17/2004
L. Edward Shaw, Jr.*	64	Director; Member of Compensation Committee and of Compliance/Quality of Care Committee	6/29/2005

*	Denotes independent director.

There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which a director was or is to be selected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such.

Edward A. Blechschmidt

Mr. Blechschmidt was chief executive officer for Novelis, Inc. from December 2006 to May 2007. He was chairman, chief executive officer and president of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as chief executive officer and a director of Olsten Corporation. He served as president of Olsten Corporation from October 1998 to March 1999. He also served as president and chief executive officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology from July 1996 to October

1998. Prior to Siemens, he spent more than 20 years with Unisys Corp., including serving as its chief financial officer. Mr. Blechschmidt currently serves as a director of Lionbridge Technologies, Inc., Columbia Laboratories, Inc., Diamond Foods, Inc., and VWR International, LLC.

John W. Chidsey

Mr. Chidsey is the chairman of the board of Burger King Holdings, Inc. and has served as chief executive officer and a member of its board of directors since April 2006. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves on the Board of Trustees for Davidson College in Davidson, North Carolina. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association.

Donald L. Correll

Mr. Correll is president and chief executive officer of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. Prior to 1991, Mr. Correll spent nearly 15 years with United Water, including serving as its chief financial officer. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. Mr. Correll served as a director of Interchange Financial Services from 1994 to 2007 and currently serves as a director and Audit Committee member of New Jersey Resources Corporation. Mr. Correll currently serves as a member of the USEPA Environmental Financial Advisory Board.

Yvonne M. Curl

Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company, Charming Shoppes, Inc., and Welch Allyn, Inc.

Charles M. Elson

Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, and Director Evaluation. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity and he presently serves on that organization’s Advisory Council. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and was a member of the American Bar Association’s Committee on Corporate Laws. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present.

Jay Grinney

Mr. Grinney was named our president and chief executive officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine year career at the Methodist Hospital System in Houston, Texas.

Jon F. Hanson

Mr. Hanson is the chairman and founder of The Hampshire Companies and has over 50 years of experience in the real estate industry. Mr. Hanson was named non-executive Chairman of the Board of HealthSouth, effective October 1, 2005. From 1994 through 2005, Mr. Hanson served as chairman of the National Football Foundation and College Hall of Fame, Inc. He now serves as chairman emeritus. Since 1991, Mr. Hanson has served as a director, and now serves as the lead director, of Prudential Financial Corp. He also served for 20 years as a director, and now serves as an honorary director, of the Hackensack University Medical Center. Mr. Hanson currently serves as chairman of the board of Pascack Community Bank and as a director of Yankee Global Enterprises.

Leo I. Higdon, Jr.

Mr. Higdon has served as president of Connecticut College since July 1, 2006. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes a 20-year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as a director of Eaton Vance Corp.

John E. Maupin, Jr.

Dr. Maupin is president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he has held since July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, AIG Retirement Companies, and Regions Financial Corp.

L. Edward Shaw, Jr.

Since March 1, 2006, Mr. Shaw has served as a senior managing director of Richard C. Breeden & Co., or affiliated companies engaged in investment management, strategic consulting, and governance matters. From September 2004 to January 2006, Mr. Shaw was Of Counsel with the international law firm of Gibson Dunn & Crutcher LLP. From January 1, 2004 to September 15, 2004, Mr. Shaw practiced law as a sole practitioner and served as Independent Counsel to the Board of Directors of the New York Stock Exchange on regulatory matters. From May 1999 to December 2003, Mr. Shaw served as general counsel of Aetna, Inc., one of the leading providers of health and group insurance benefits in the United States. Mr. Shaw also served as an executive vice president and member of the Office of the Chairman of Aetna from September 2000 to December 2003. Mr. Shaw also currently serves as a director of H & R Block, Inc., Mine Safety Appliances Co., and Covenant House, the nation’s largest privately funded provider of crisis care to children.

Board Recommendation

The board of directors recommends that you vote “FOR” the election of all ten director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP

In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be HealthSouth’s independent registered public accounting firm for 2009, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.

Pre-Approval of Principal Accountant Services

The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has established a policy regarding preapproval of all audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve annually a resolution setting forth the expected services to be rendered and fees to be charged by our independent registered public accounting firm during the year. The Audit Committee must approve, in advance, any services or fees exceeding preapproved levels. The Audit Committee has delegated general preapproval authority to a subcommittee of which the chairman of the Audit Committee is the only member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of preapproved services. All requests for services that have not been preapproved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

Principal Accountant Fees and Services

With respect to the audits for the years ended December 31, 2008 and 2007, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related, tax, and permitted non-audit services. In 2008 and 2007, all of the audit-related and other fees were preapproved. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2008		2007
	(In Millions)
Audit fees	$4.3	(1)	$12.3	(2)
Audit-related fees	0.1	(3)	0.9	(4)

Total audit and audit-related fees	4.4		13.2
Tax fees	–		–
All other fees	0.4	(5)	3.8	(6)

Total fees	$4.8		$17.0

(1)

Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2008; fees for professional services rendered for the review of financial statements included in our 2008 Form 10-Qs; and fees that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)

Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2007; fees for professional services rendered for the review of financial statements included in our 2007 Form 10-Qs; and fees that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(3)	Audit-Related Fees – Represents aggregate fees paid or accrued for professional services rendered primarily in connection with our June 2008 equity offering.

(4)

Audit-Related Fees – Represents aggregate fees paid or accrued for professional services rendered for the carveout financial statement audits of our surgery centers, outpatient, and diagnostic divisions for the year ended December 31, 2006.

(5)

All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, these fees primarily include amounts paid to PricewaterhouseCoopers LLP for services as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement.

(6)

All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, these fees include amounts paid to PricewaterhouseCoopers LLP for services as our Independent Review Organization, as stipulated in the December 2004 Corporate Integrity Agreement. It also includes fees for professional services for transaction support associated with the divestitures of our surgery centers, outpatient, and diagnostic divisions.

Board Recommendation

The board of directors and the Audit Committee recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for 2009.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of our board of directors will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our By-Laws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.

Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board of directors for approval.

Code of Ethics

We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; to promote compliance with all applicable rules and regulations that apply to us and our officers and directors; to promote the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and to promote accountability for adherence to the code. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website promptly following the date of such amendment or waiver.

Corporate Website

We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Additionally, our stockholders may obtain, without charge, copies of the documents listed above upon written request to: HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Board Policy Regarding Voting for Directors

We have implemented a majority vote standard in the election of directors. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation.

Communications to Directors

Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-management director may do so by writing to the address listed below:

HEALTHSOUTH CORPORATION

BOARD OF DIRECTORS

P.O. BOX 382827

BIRMINGHAM, ALABAMA 35238

ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations

Board Structure and Meetings

Our business, property, and affairs are managed under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.

The board of directors met six times during 2008. Each incumbent member of the board of directors attended 80% or more of the aggregate of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the board of directors meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of stockholders. All members of our board of directors attended the annual meeting in 2008, except for Yvonne Curl and John Chidsey.

Criteria for Board Members

The Nominating/Corporate Governance Committee considers the following factors in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•

Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•

Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•

Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.

Director Nomination Process

The Nominating/Corporate Governance Committee of the board of directors developed a policy regarding director nominations (“Nominations Policy”). The Nominations Policy describes the process by which candidates for possible inclusion in HealthSouth’s slate of director nominees are selected.

Internal Process for Identifying Candidates

The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at HealthSouth’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate.

In accordance with our By-Laws, any such nominations must be delivered or mailed to and received by the Nominating/Corporate Governance Committee, c/o the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders beneficially owning more than 5% of our voting common stock. For nominations for our 2010 annual meeting of stockholders, stockholder nomination must be delivered to or mailed and received at our principal executive offices on or after January 7, 2010 and not later than February 6, 2010.

Stockholder nominations must include certain prescribed information set forth in Section 3.4 of the By-Laws, as amended. Specifically, stockholder nominations must set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person, (d) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Corporate Governance Guidelines, and (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) the name and record address of such stockholder, (b) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The By-Laws will be provided to any stockholder by mail without charge upon request to the corporate secretary.

Evaluation of Candidates

The Nominating/Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals that will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Director Independence

Review of Director Independence

On February 19, 2009, the board of directors undertook its review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. During its review, the board of directors assessed whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and HealthSouth and its subsidiaries, affiliates, or our independent registered public accounting firm. The board of directors also examined whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of HealthSouth or their affiliates. In connection with this determination, on an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire which requires disclosure of any transactions with HealthSouth in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The board of directors considered that in the ordinary course of business, transactions may occur between HealthSouth and its subsidiaries and companies at which some of our directors are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not approach the levels set forth in the Corporate Governance Guidelines. The board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers, none of which approached the levels set forth in our Corporate Governance Guidelines.

Determination of Director Independence

Based on its review, the board of directors affirmatively determined that each of Edward A. Blechschmidt, John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Jon F. Hanson, Leo I. Higdon, Jr., John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, was not deemed to be independent. Each of our directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange (the “NYSE”). The board of directors also determined that:

•

each member of the Audit Committee, the Compensation Committee, the Compliance/Quality of Care Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•

each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and that each of Mr. Blechschmidt, Mr. Chidsey and Mr. Correll qualify as an “audit committee financial expert” within the meaning of SEC regulations; and

•	each member of the Compliance/Quality of Care Committee was an independent director under our Corporate Governance Guidelines.

In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the board of directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with directors or officers of HealthSouth acting solely in their capacities as such. None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Standards of Director Independence

Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	The director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•

Neither the director nor an immediate family member of the director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	Neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•

Neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

The director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors

Committee Memberships and Meetings

Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. The following table shows the number of meetings and the membership of each board committee as of December 31, 2008.

	Audit Committee	Compensation Committee	Compliance/ Quality of Care Committee	Finance Committee	Nominating/ Corporate Governance Committee
Number of Meetings in 2008:	6	6	4	9	5
Edward A. Blechschmidt	Chair
John W. Chidsey	X
Donald L. Correll	X			Chair
Yvonne M. Curl		X	X
Charles M. Elson					Chair
Jon F. Hanson				X	X
Leo I. Higdon, Jr.		Chair		X
John E. Maupin, Jr.			Chair		X
L. Edward Shaw, Jr.		X	X

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, internal control, and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•

assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•

at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•

discuss our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting, and make recommendations to the board of directors regarding the filing of such statements with the SEC;

•

discuss earnings press releases with management and our independent auditor, make recommendations to the board of directors regarding the filing of such press releases, and discuss financial information and earnings guidance provided to analysts and rating agencies;

•	discuss processes with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•

appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Audit Committee concluded that, during 2008, it satisfied its duties and responsibilities under its charter.

Compensation Committee

The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and recommend to the independent members of the board of directors the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

•

review and approve, with respect to the individual compensation of our executive officers, our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans, to amend, or recommend that the board of directors amend, such programs, policies, goals or objectives, and act as (or designate) an administrator for such plans as may be required;

•

review and approve (or recommend to the board of directors) corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers and evaluate the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the base compensation levels and incentive compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•

review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. As discussed in further detail under “Role of Compensation Consultant” on page 25, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic W. Cook & Co.”), to assist it in its review and evaluation of executive compensation levels.

Compliance/Quality of Care Committee

The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating HealthSouth’s compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

•

ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•

appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•

monitor the Company’s compliance with any corporate integrity agreement or similar undertaking, with the U.S. Department of Health and Human Services Office of Inspector General, or any other government agency;

•

review periodic reports from the compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and the quality of our medical and rehabilitative care.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding HealthSouth’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.

In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Nominating/Corporate Governance Committee

The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•

assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

•

make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

•

recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

•

develop and recommend to the board Corporate Governance Guidelines applicable to the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation of Directors

In 2008, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Edward A. Blechschmidt	120,000	90,006	–	–	210,006
John W. Chidsey	95,000	90,006	–	–	185,006
Donald L. Correll	105,000	90,006	–	–	195,006
Yvonne M. Curl	95,000	90,006	–	–	185,006
Charles M. Elson	105,000	90,006	–	–	195,006
Jon F. Hanson	195,000	90,006	–	–	285,006
Leo I. Higdon, Jr.	110,000	90,006	–	–	200,006
John E. Maupin, Jr.	105,000	90,006	–	–	195,006
L. Edward Shaw, Jr.	95,000	90,006	–	–	185,006

(1)

The amounts reflected in this column are the retainer fees earned for service as a director for 2008, regardless of when such fees are paid. Retainer fees for the first quarter of 2009 are paid in December of 2008. Messrs. Hanson, Chidsey and Shaw elected to defer 50%, 100% and 100%, respectively, of their fees earned in 2008 under the Directors’ Deferred Stock Investment Plan.

(2)

Each non-employee director received an award of restricted stock units with a grant date fair value of $90,006 (5,532 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until the director ends his or her service on the board, as discussed in further detail under “2004 Amended and Restated Director Incentive Plan” on page 51. In prior years, non-employee directors received awards of restricted stock, which have since all vested. The value of stock awards listed in this column has been determined based on the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 123 (Revised 2004), Share-Based Payment. This dollar amount recognized is the same as the grant date fair value for each award. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies – Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2008 Form 10-K.

(3)

The aggregate number of option awards outstanding at fiscal year end was as follows: Mr. Hanson (10,000). Other than Mr. Grinney, whose option awards are disclosed under the table entitled “Outstanding Equity Awards at December 31, 2008,” no other directors had option awards outstanding at fiscal year end.

Our non-employee directors receive an annual cash retainer of $95,000. In addition to the cash retainer, the chairman of the board of directors and the chairperson of each committee receive additional compensation for his or her service as a chairperson. Currently, the chairman of the board receives an additional $100,000 per year to compensate for the enhanced responsibilities and time commitment associated with that position. The chairperson of the Audit Committee receives an additional $25,000 per year, the chairperson of the Compensation Committee receives an additional $15,000 per year, and the chairpersons of the Compliance/Quality of Care Committee, the Finance Committee, and the Nominating/Corporate Governance Committee each receive an additional $10,000 per year.

Beginning in 2008, our non-employee directors may elect to defer all or part of their cash retainer fees under our Directors’ Deferred Stock Investment Plan. Elections are made prior to the beginning of the applicable year, and directors can only withdraw their participation effective at the beginning of the next year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Any dividends paid on our common stock are deemed to be invested in our common stock. Fees deferred under the plan are held in a “rabbi trust” by the plan trustee, and accordingly, the plan is treated as unfunded for federal tax purposes. Accounts in the plan are distributed in the form of our common stock upon termination from board service for any reason. In all cases, distributions generally will commence at least six months after the event triggering the distribution. As of December 31, 2008, the account balances under the plan were: Mr. Hanson’s 5,682 shares, Mr. Chidsey’s 5,557 shares, and Mr. Shaw’s 5,557 shares.

In addition, under our 2004 Amended and Restated Director Incentive Plan, each non-employee member of the board of directors received a grant of restricted stock units valued at approximately $90,000, which units were granted at the time annual equity awards were granted to our executives and which units will be settled in shares of our common stock six months following the date such director ceases serving on our board of directors. In the future, we expect similar grants to be made annually under the 2008 Equity Incentive Plan, which is described under “Equity Compensation Plans” beginning on page 50.

In furtherance of the goal to align the interests of our management with those of our stockholders, our senior management recommended, and our board of directors adopted, equity ownership guidelines for senior management and members of the board of directors in May 2008. Each non-employee director should own equity equal in value to a minimum of two times the base annual retainer. Each non-employee director has five years from the date of adoption to comply with the guidelines. As of February 13, 2009, Messrs. Hanson, Blechschmidt, Elson, Shaw and Chidsey have satisfied the guidelines.

Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

AUDIT COMMITTEE REPORT

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of HealthSouth. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes of HealthSouth, the qualifications and selection of the independent registered public accounting firm engaged as HealthSouth’s independent registered public accounting firm, and the performance of HealthSouth’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.

In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, HealthSouth’s independent registered public accounting firm, is responsible for performing an independent audit of HealthSouth’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

•

reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2008, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with PricewaterhouseCoopers LLP its independence from HealthSouth and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.

The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2008, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

Audit Committee

Edward A. Blechschmidt (Chairman)

John W. Chidsey

Donald L. Correll

COMPENSATION COMMITTEE MATTERS

Scope of Authority

The Compensation Committee acts on behalf of the board of directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy. The committee also acts as the oversight committee with respect to the Company’s equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Role of Compensation Consultant

To assist the Compensation Committee in its review and determination of executive compensation levels, the Compensation Committee engaged Frederic W. Cook & Co. The relationship between Frederic W. Cook & Co. and HealthSouth relates entirely to executive compensation work performed at the request of the Compensation Committee. Any other use of the Compensation Committee’s consultant requires the prior approval of the Compensation Committee. Frederic W. Cook & Co. provided services only to our Compensation Committee and did not provide assistance to HealthSouth in any other capacity. The Compensation Committee has the sole authority over the engagement, or the release of the engagement, of its compensation consultant. The Compensation Committee has instructed Frederic W. Cook & Co. to:

•	assist in evaluating executive compensation programs and executive officers’ compensation;

•	advise the Compensation Committee on compensation trends and best practices;

•	provide third party input on plan design, selection of performance measures for annual and long-term incentives and the reasonableness of individual compensation awards; and

•	review the content of the Compensation Discussion and Analysis in this proxy statement.

Management has separately engaged Towers Perrin as its compensation consultant. The scope of that engagement includes providing data on competitive compensation practices and review of, and assistance with, the Compensation Discussion and Analysis.

Role of Executive Officers and Management

The chief executive officer and the senior vice president of human resources formulate recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the chief executive officer). The chief executive officer gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the committee with the assistance of its compensation consultant. The chief executive officer and the senior vice president of human resources attend Compensation Committee meetings but are not present for the independent sessions or for any discussion of their own compensation. The Compensation Committee, together with the other independent directors and without input from the chief executive officer, determines the chief executive officer’s base compensation and incentive compensation.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of HealthSouth. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other Company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Leo I. Higdon, Jr. (Chairman)

Yvonne M. Curl

L. Edward Shaw, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Compensation Committee (for purposes of this section only, we refer to it as the “Committee”), which is comprised solely of independent directors, acts on behalf of the board of directors to establish and oversee implementation of our executive compensation philosophy. In overseeing the annual and long-term compensation programs as well as the other benefit plans, the Committee seeks to create a remuneration and incentive program to align the interests of our management with those of our stockholders and to attract, motivate and retain executives who will enhance long-term stockholder value and HealthSouth’s position as the preeminent provider of inpatient rehabilitative services in the United States.

Our executive compensation program should be viewed in light of the unique challenges we have faced, as well as our repositioning going forward. As we have discussed in prior years, our executive compensation programs previously placed an emphasis on compensating our executives for devoting substantial time and attention to matters outside the ordinary course of our business or, as we previously have described it, to resolving the “rocks in the road,” which refer to various legal, financial, and operational challenges the Company faced resulting from the misconduct of prior management. The end of 2007 marked the successful resolution of virtually all of the legal, financial and operational challenges in connection with our corporate restructuring. Accordingly, our executive compensation programs have since transitioned to focusing on operating performance and the creation of long-term stockholder value. The ability to retain the executive officers who led the efforts to overcome the “rocks in the road” and who continue to guide the strategic repositioning of the Company has been a material consideration in our compensation decisions.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during the fiscal year ended December 31, 2008, as well as other individuals included in the Summary Compensation Table on page 42, are referred to as the “named executive officers” or “NEOs.”

Determining Compensation

In determining appropriate compensation for our named executive officers and, by extension, our senior management team, the Committee evaluates the executives’ total direct compensation, or “TDC,” which consists of: (i) base salary; (ii) annual cash incentive; and (iii) long-term equity incentive. As described below, in determining the aggregate value of each executive’s TDC, the Committee assesses the Company’s performance, the executive’s level of responsibility, the executive’s contributions to the Company, competitive practices in the industry, and certain other factors relating to equity awards, such as the amount of awards generally available for grant under Company plans and the potential dilution and expense relating to such grants. The Committee also takes into consideration changes in the value (that is, the retentive value) of prior equity grants. The Committee does not rely solely on formulas or a limited set of criteria when it evaluates the performance of our executive officers. Rather, the Committee exercises its business judgment in applying quantitative and qualitative approaches, as described below in this Compensation Discussion and Analysis, to the facts and circumstances associated with each executive.

The Committee has authority to make decisions on base salary, annual cash incentives and long-term equity incentives for all of our NEOs except for the chief executive officer. For our chief executive officer, the Committee makes recommendations on those compensation elements to the independent directors of our board of directors, who then determine and approve the final terms of the chief executive officer’s compensation. Both the Committee and the board of directors review and discuss the chief executive officer’s compensation package during independent sessions. In determining the compensation package for our chief executive officer, the Committee and the independent directors of the board of directors assess our financial and operating performance for which the chief executive officer is ultimately responsible, as well as the chief executive officer’s achievement of certain individual objectives set forth by the board, as described under “Individual Objectives” beginning on page 31.

To assess our NEOs’ total direct compensation, the Committee reviews data from compensation surveys, including those produced by the current management consultant, Towers Perrin, and from publicly available compensation disclosures. This data is then reviewed by the Committee’s independent consultant, Frederic W. Cook & Co. The Towers Perrin survey group consists of companies in health care and certain other industries that are included in the Standard & Poor’s 500 Index and have annual revenues similar to ours. To the extent Towers Perrin decides to include companies in the survey that have outlying annual revenues in order to have a more meaningful sample size, the compensation data from those companies is adjusted based on commonly used statistical techniques to better correlate to data from companies with annual revenues similar to ours. For confidentiality reasons, Towers Perrin does not disclose to us the companies that are included in this survey. Our Towers Perrin survey group will be adjusted each year based on our most recent annual revenues at the time of the survey in order to obtain accurate market comparisons.

These sources provide data on levels of base salary, annual cash incentives and stock-based and other long-term incentives as well as information on compensation practices, such as the prevalence of types of compensation plans and the proportions of the components of the TDC package. The surveys are supplemented by publicly available information and input from Frederic W. Cook & Co. on other factors such as recent market trends. See “Role of Compensation Consultant” on page 25 regarding our use of compensation consultants.

Our executive compensation program targets TDC between the 50th and 65th percentiles of the competitive market (based on reported total compensation for the latest year available) that is derived from survey group data provided by Towers Perrin and peer group data from the Frederic W. Cook & Co. Executives may achieve higher levels of compensation for exceptional performance. The Committee believes this is the appropriate percentile range to attract and retain the kind of executive talent required to manage the company on a go-forward basis. The actual TDC for each of our NEOs for 2008 fell within that range.

At the end of the year, our chief executive officer provides the Committee performance evaluations for all executive vice presidents and certain senior vice presidents and, based on those evaluations and competitive compensation practices within the Towers Perrin survey group, makes recommendations to the Committee concerning their compensation. The Committee considers the chief executive officer’s recommendations based on each senior executive’s individual responsibilities, performance and overall contribution to the Company’s results. See the discussion under “Role of Executive Officers and Management” on page 25. The Committee, pursuant to its charter, establishes base salaries and annual cash incentives for each senior executive other than the chief executive officer. For all of these senior executives, the Committee recommends long-term equity incentive awards to the board of directors for final approval.

In establishing performance objectives for our long-term equity awards, the Committee evaluates the Company’s performance compared to the performance of other public health services companies. For this, the

Committee, with data and analysis provided by Frederic W. Cook & Co., uses a peer group of companies that the Committee believes are appropriate for comparison to the Company in terms of industry segment, revenue size and market capitalization. This peer group consists of the following companies: Amedisys, Chemed Corporation, Community Health Systems, Gentiva Health Services, Health Management Association, Kindred Healthcare Inc., Lifepoint Hospitals Inc., Lincare Holdings Inc., Odyssey Healthcare Inc., Psychiatric Solutions, Inc., Skilled Healthcare Group Inc., Sun Healthcare Group, Tenet Healthcare Group and Universal Healthcare Services. For performance share unit awards granted in 2008, our total stockholder return compared to that of the peer group was one metric for determining if an award will be earned at the end of the two-year performance period (2008 and 2009). See the discussion under “Restricted Stock and Performance Share Unit Awards” beginning on page 36. This peer group is also used for determining the competitive market practices within our industry for programs such as executive severance and change in control benefits.

Beginning with performance share unit awards made in 2009, the Committee will use the S&P Health Care Services Select Industry Index, or “S&P HCSI Index,” as the benchmark for making total stockholder return performance comparisons under our performance-based restricted stock program. See the discussion under “Restricted Stock and Performance Share Unit Awards” beginning on page 36. The Committee believes the use of the S&P HCSI Index provides a more consistent and reliable data sample and eliminates the administrative difficulty of calculating total stockholder return for an ad hoc group of individual companies. The Committee believes that the companies comprising the S&P HCSI Index represent a more comprehensive list of healthcare providers and is a better standard against which performance can be measured.

The extreme volatility in the credit and equity markets, particularly in the second half of 2008, created unique challenges for the Committee in determining appropriate base pay adjustments, annual cash incentives and long-term equity grants for our NEOs, and, by extension, our entire senior management team. Although the Company met or exceeded essentially all of the performance expectations established by the board of directors at the beginning of 2008 as well as the guidance for 2008 it provided to the stockholders, the rapid deterioration of the credit and equity markets in the fourth quarter caused a significant decline in virtually all publicly traded companies’ stock prices. Stocks of companies with large amounts of debt and high leverage were especially hard hit. HealthSouth, with its significant amount of debt and high leverage, was no exception.

As noted below, under “Assessing Achievement of Quantitative and Individual Objectives,” the Company exceeded its earnings per share target and achieved 98.4% of its free cash flow target, both of which were performance objectives established by the board of directors for the 2008 Senior Management Bonus Plan.

To ensure that stockholders’ and management’s interests are aligned, the Committee has structured a significant component of each NEO’s total direct compensation to include performance-based equity. As noted below, in the case of our chief executive officer, this component accounts for 64% of Mr. Grinney’s TDC; for the other NEOs, this component accounts for an average of 42% of their TDC. Accordingly, all NEOs have experienced significant declines in the value of their previously awarded total direct compensation as a consequence of the recent equity market volatility and resulting decline in the stock price of HealthSouth.

In determining annual incentive compensation for 2008 and target long-term incentives set in 2009, the Committee considered the achievement of performance objectives, recognized the decline in the previously awarded TDC experienced by the NEOs and reviewed compensation summaries incorporating components of the NEOs’ TDC for 2008, including salary, annual and long-term incentive pay, as well as the value of prior year equity awards and the potential payout obligations under our Executive Severance Plan and Change in Control Benefits Plan which are described under “Severance Arrangements” beginning on page 39.

Based on this comprehensive assessment, and in consultation with the Committee’s independent consultant, the Committee and the board of directors determined that our 2008 executive compensation was reasonable and consistent with HealthSouth’s compensation philosophy and objectives and that each named executive officer’s total compensation is reasonable and consistent with his or her performance.

The next section, “Elements of Executive Compensation,” describes how each named executive officer’s total direct compensation was determined for 2008.

Elements of Executive Compensation

The elements of our executive compensation program include:

•	base salary (cash);

•	annual incentives (cash); and

•	long-term incentives (equity).

Additionally, in 2008, our executives were eligible for the same benefits offered to other employees, including medical and dental coverage. Executives are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service (“IRS”). In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a non-qualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. In addition to the standard benefits offered to all employees, we provide Mr. Grinney with additional long-term disability coverage. Other than the plans referenced here, we did not provide our executives with compensation in the form of a pension plan, non-qualified deferred compensation plan or a retirement plan nor do we expect to do so in the future.

In general, we aim to maintain a balance between cash and equity compensation, with a significant portion of cash compensation being performance-based. As an executive’s responsibility increases, his or her total compensation mix will generally include a greater percentage of equity as well as a greater percentage of total compensation at risk. The pie charts below illustrate the compensation mixes in 2008 (excluding “Other Compensation” as disclosed in the Summary Compensation Table on page 42) for our named executive officers.

Base Salary (Cash)

We provide executives and other employees with base salary to compensate them for services rendered during the fiscal year. A number of factors are considered in determining executive base salaries, including the demands of the position, the executive’s scope of responsibilities, an assessment of the executive’s performance, the executive’s experience and time in the position, internal equity and a competitive market assessment of similar roles at the companies in the Towers Perrin survey group. Generally, we target our executives’ base salaries at the 50th percentile of similar positions at the companies in the Towers Perrin survey group. The Committee believes that variances of 10% from that target are within the competitive range. Messrs. Whittington and Workman were the only NEOs above this range. Their base salaries, in the opinion of the Committee, were appropriate given consideration of the factors described above, in particular the demands of that position at the

Company compared to the companies in the survey group, and the resolution of the “rocks in the road” discussed under “Compensation Philosophy and Objectives” on page 26, which include the corporate restructuring that resulted in our use of a comparison group of smaller revenue companies. Dr. Clohan’s base salary was below the range. Base salaries are reviewed once per year and may be adjusted at the February meeting of our board of directors after considering the above factors.

At his recommendation, Mr. Grinney did not receive a base salary increase in 2008. Dr. Clohan received a 4% merit increase and a 5% increase in an effort to bring her within the competitive range for the survey group. The other NEOs received an average base salary increase of 2.9%. At the recommendation, and with the agreement, of our executive officers, neither the chief executive officer nor our executive vice presidents received a base salary increase in 2009. Dr. Clohan received a 3% increase for 2009 again in an effort to make her base salary more competitive.

Annual Incentives (Cash)

The 2008 Senior Management Bonus Plan, approved by our board of directors to incentivize and reward our executives and officers for annual performance, measures performance against three sets of pre-determined objectives: (1) quantitative objectives; (2) individual objectives; and (3) qualitative objectives. As noted below in the “Relative Weightings for Objectives” section, the Committee places significant emphasis on the achievement of the pre-determined quantitative objectives. While the 2007 Senior Management Bonus Plan tied compensation decisions more directly to operating performance measures based on certain Adjusted Consolidated EBITDA and margin rate targets, increases in discharge growth and remediating material weaknesses, the 2008 quantitative objectives focused specifically on earnings per share5 and free cash flow6 growth. Earnings per share and free cash flow growth are annual, internal metrics that the Committee believes are important in measuring progress toward our strategic objectives and furthering long-term value for our stockholders.

Target Cash Incentive Amount

Under the 2008 Senior Management Bonus Plan, the Committee first approves a target cash incentive opportunity for each executive officer, based upon a specific percentage of his or her base salary, as listed in the “Target Cash Incentive as a % of Salary” column in the table below. These target cash incentive opportunities are comparable to the median incentive level for similar positions in the Towers Perrin survey group.

Relative Weightings for Objectives

The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the corporate quantitative and individual objectives. The relative weightings of the corporate quantitative objectives and individual objectives described below take into account the executive’s position in the Company, with the targets for executives with strategic responsibilities consisting of a higher corporate quantitative objectives weighting. The Committee decided to place greater emphasis on achievement of corporate quantitative objectives in 2009 for all NEOs and included a specific objective relating to not exceeding budgeted general and administrative expenses in the officer’s department. Mr. Grinney’s weightings, however, did not change as they are set consistent with his letter of understanding that is discussed under “Letter of Understanding with Jay Grinney” on page 45. The table below summarizes the target cash incentive and relative weightings of quantitative and individual objectives for each NEO under the Senior Management Bonus Plan.

[5]

For 2008 Senior Management Bonus Plan purposes, earnings per share is calculated on a diluted share count basis by adjusting income from continuing operations for non-recurring items. In 2008, those items included income from discontinued operations; mark-to-market adjustments on our government, class action, and related settlement accrual; the net benefit to the Company from the UBS settlement; the loss on our interest rate swap; and the provision for income tax benefit. The diluted share count includes shares related to the potential conversion of the Company’s convertible perpetual preferred stock, stock options and warrants.

[6]

For 2008 Senior Management Bonus Plan purposes, free cash flow is calculated by subtracting cash interest expense and capital expenditures from Adjusted Consolidated EBITDA and then adding or subtracting the change in net working capital, as appropriate. For an explanation and reconciliation of Adjusted Consolidated EBITDA, see the discussion under the heading “Liquidity and Capital Resources – Adjusted Consolidated EBITDA” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2008 Form 10-K.

		Relative Weighting as a % of Target Cash Incentive 2008 Plan		Relative Weighting as a % of Target Cash Incentive 2009 Plan
Named Executive Officer	Target Cash Incentive as a % of Salary	Corporate Quantitative Objectives	Individual Objectives	Corporate Quantitative Objectives	Corporate G&A Objectives	Individual Objectives
Jay Grinney	100%	80%	20%	80%	–	20%
John L. Workman	70%	70%	30%	80%	10%	10%
John P. Whittington	60%	60%	40%	80%	10%	10%
Mark J. Tarr	60%	60%	40%	80%	10%	10%
Dexanne B. Clohan, M.D.	50%	60%	40%	70%	10%	20%

Corporate Quantitative Objectives

The Committee then establishes certain quantitative objectives for the Company. The 2008 Senior Management Bonus Plan’s quantitative objectives, relative weightings, and completion status as of December 31, 2008 are summarized in the table below.

Corporate Quantitative Goal	Relative Weighting	Completion Status
1. Meet or exceed earnings per share target of $0.01.	50%	1. Actual result was $0.49 per share.
2. Meet or exceed free cash flow target of $57.4 million.	50%	2. Actual result was $56.5 million.

Individual Objectives

For each named executive officer, with the exception of Mr. Grinney, we also specify two to five individual, measurable objectives, weighted according to importance. The independent members of the board of directors establish Mr. Grinney’s individual objectives, and Mr. Grinney establishes the individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect both objectives specific to each NEO’s position and also corporate objectives. If the weighted average level of attainment for the corporate quantitative goals is less than 80%, then no payouts are made for individual objectives.

Mr. Grinney’s individual objectives for 2008 consisted of strategic, financial, information technology and management development objectives. With respect to the other named executive officers, a formal assessment of each NEO’s performance against his or her individual objectives is reviewed, assessed and approved by the Committee. Individual assessments are capped at 100% achievement. The following table describes each of Mr. Grinney’s individual objectives, targeted results and completion status. For 2008, the independent members of the board of directors determined that Mr. Grinney achieved 90% of the following objectives based on an assessment of overall performance.

Strategic Objectives	Targeted Result	Completion Status
1. Complete development transactions consistent with 2008 budget requirements.	1. Proposed 2008 budget targets for net revenues and EBITDA for projects.

1. Partially achieved. Through August 2008, we were on pace to achieve the targets. We completed 3 acquisitions, began construction on 1 de novo hospital and received CONs for 2 de novo hospitals. In the third quarter, we amended our strategy to place greater emphasis on deleveraging in light of the weakening credit market and economy and in connection with that change, we discontinued certain projects. As a consequence of this change, we did not achieve 100% of budgeted targets.

2. Develop appropriate go-forward capital structure alternatives and recommendations.	2. Present capital structure alternatives and recommendations to the Finance Committee no later than the July 29, 2008 meeting.	2. Achieved. Capital structure plan presented; deleveraging via secondary equity offering recommended to and approved by board of directors at its May 2008 meeting.
3. Update, and refine as necessary, the company’s strategic plan – focusing on appropriate acquisition targets/opportunities.	3. Present strategic plan update to the board no later than the October 30, 2008 meeting.	3. Achieved. Strategic plan presented to the board at its October 2008 meeting.

Financial/Operational Objectives	Targeted Result	Completion Status
1. Meet or exceed Budgeted discharges.	1. Budgeted total discharges met or exceeded by December 31, 2008.

1. Partially achieved. As discussed above, in the third quarter, we amended our strategy to place greater emphasis on deleveraging. As a consequence of this change, we exceeded target for same existing store discharges but did not achieve 100% of budgeted target because discharges for development transactions did not reach target.

2. Decrease G&A as percentage of Net revenues.	2. G&A ≤4.75% of Net Revenue for 2008.	2. Not achieved. G&A expenses were 5.1% of Net Revenue for 2008.

Information Technology Objectives	Targeted Result	Completion Status
1. Implement the standardized clinical information documentation template in all hospitals.	1. Standardized template installed in all hospitals by December 31, 2008.	1. Achieved. Standardized plan of care template installed in all hospitals by October 2008.
2. Prepare feasibility study and specific recommendations regarding an Electronic Clinical Information System (“ECIS”).	2. Feasibility study, with recommendations, presented to board no later than the October 30, 2008 meeting.	2. Achieved. Feasibility study completed; implementation deferred due to significant capital costs of ECIS and desire to preserve cash in current economic environment.

Human Capital Objectives	Targeted Result	Completion Status
1. Reduce annualized registered nurse and therapy turnover.	1. Reduce registered nurse and therapy turnover by 30% by year-end.	1. Partially achieved. Therapist turnover decreased by approximately 34% but registered nurse turnover only decreased by approximately 14%.

2. Develop a diversity strategy for implementation by April 1 to include data tracking, leadership and staff training, community involvement, specific diversity targets for recruiting, retention and vendor selection.

	2. Implement plan by April 1, 2008.	2. Achieved. Diversity Plan completed and implementation begun by April 2008.
3. Develop and implement a “Management Development Plan” for hospital CEOs.	3. Implement plan by July 1, 2008.	3. Achieved. Management development plan implemented by July 1, 2008.

The individual objectives for each other named executive officer were closely related, and similar, to the corporate quantitative and qualitative objectives described in this “Annual Incentives (Cash)” section but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives and the targeted results closely mirrored the Company’s ability to achieve its quantitative and qualitative objectives and targeted results. For 2008, the Committee concurred with Mr. Grinney as follows: Mr. Workman achieved 95% of his individual objectives based on an assessment of his overall performance; Mr. Whittington achieved 95% of his individual objectives based on an assessment of his overall performance; Mr. Tarr achieved 95% of his individual objectives based on an assessment of his overall performance; Dr. Clohan achieved 96% of her individual objectives based on an assessment of her overall performance.

Assessing Achievement of Corporate Quantitative and Individual Objectives

After the close of the year, the Committee assesses performance against the corporate quantitative and individual objectives for each named executive officer to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each of those objectives. To reward exceptional performance, the Committee created an opportunity for the NEOs to receive a “maximum payout level” in the event actual results meet or exceed a predetermined maximum objective for earnings per share and free cash flow. This maximum payout opportunity is consistent with the maximum payout opportunity of the majority of companies included in the Towers Perrin survey group.

Outlined in the table below are the payout levels and corresponding payout multipliers for the quantitative objectives in plan year 2008.

Incentive Payout Level	EPS Results	Free Cash Flow Results	2008 Payout Multiple (% of Target)

Maximum	≥ $0.23	≥ $82.2 million	200%

Target	$0.01	$57.4 million	100%

Threshold	($0.21)	$32.6 million	50%

Not eligible	< ($0.21)	< $32.6 million	0%

It is important to note the following:

•	The performance measures can be achieved independent of each other.

•

If results attained are less than threshold (85% of the target goal) for a component of the corporate quantitative objectives, then no payout for that component of corporate quantitative objectives occurs.

•

As results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above. For example, in 2008 the free cash flow result, $56.5 million, is approximately $0.9 million below the target level ($57.4 million). The difference between actual free cash flow and targeted free cash flow of $0.9 million is 3.6% of $24.8 million, the difference between the target level and the threshold level ($57.4 million-$32.6 million). On a percentage basis, 3.6% of the difference between the target and threshold payment multiples (100%-50%) is 1.8%. Thus, the corresponding payout multiple for free cash flow is 98.2% (100%-1.8%).

•	For 2008, earnings per share of $0.49 exceeded the maximum level of the earnings per share objective, so the related payout multiple was 200%.

The same analysis is used for payout of corporate quantitative objectives for all NEOs. Based on the equal weighting of the two quantitative objectives and each executive’s total incentive opportunity, the table below sets out the bonus payment determinations for each NEO relating to corporate quantitative objectives.

2008 Senior Management Bonus Plan

Payouts for Quantitative Objectives

Named Executive Officer	2008 Target Bonus for EPS Objective (50% of total) ($)	Actual EPS Payout Level	Bonus Payment Based on EPS Results ($)	2008 Target Bonus for FCF Objective (50% of total) ($)	Actual FCF Payout Level	Bonus Payment Based on FCF Results ($)	Total Payout for Quantitative Objectives ($)

Jay Grinney	400,000	200%	800,000	400,000	98.2%	392,800	1,192,800
John L. Workman	149,898	200%	299,796	149,898	98.2%	147,200	446,996
John P. Whittington	94,860	200%	189,720	94,860	98.2%	93,153	282,873
Mark J. Tarr	77,277	200%	154,554	77,277	98.2%	75,886	230,440
Dexanne B. Clohan, M.D.	46,652	200%	93,304	46,652	98.2%	45,812	139,116

The cash incentive attributable to individual objectives is determined by multiplying the relative weighting of each NEO’s individual objectives as a percentage of the applicable target cash incentive by the target cash incentive amount by the percentage of the individual goals achieved by that NEO. For example, Mr. Grinney’s achievement of his individual objectives accounts for 20% of his total target cash incentive ($1,000,000), which would equal $200,000. For 2008, the Committee and the independent members of the board of directors determined that Mr. Grinney achieved 90% of his individual objectives, so the related payout was $180,000.

Qualitative Objectives

The Committee and the board of directors believe that quantitative objectives and results alone do not always provide a complete picture of overall performance. Therefore, once the payout level for quantitative objectives and individual objectives is determined, the Committee then may use achievement of certain qualitative objectives to increase or decrease overall annual incentive payouts as the Committee deems appropriate in its discretion. However, as noted above, if the weighted average level of attainment for the corporate quantitative objectives is less than 80%, none of the target cash incentive is paid, even if all individual objectives and qualitative objectives are met.

Our qualitative objectives for 2008 and their completion status as of December 31, 2008 are summarized in the table below. The Committee concluded that for 2008 no adjustments for qualitative objectives were necessary.

2008 Qualitative Objectives	Completion Status
1. Fully implement the TeamWorks Sales & Marketing initiative in all hospitals by October 1, 2008.	1. Achieved. All installations completed by October 1, 2008.
2. Meet or exceed the development goal of launching a minimum number of new inpatient rehabilitation hospitals including de novos, joint ventures or acquisitions.

2.   Partially achieved. Through August 2008, we were on pace to achieve the targets. We completed three acquisitions, began construction on one de novo hospital and received CONs for two de novo hospitals. In the third quarter, we amended our strategy to place greater emphasis on deleveraging in light of the weakening credit market and economy and in connection with that change, we discontinued certain projects. As a consequence of this change, we did not achieve 100% of budgeted targets.

3. Evaluate the existing Bank Credit Agreement for potential modifications or determine appropriate additional deleveraging capital structure alternatives by October 1, 2008.	3. Achieved. Evaluation and deleveraging alternatives presented to the board; deleveraging via secondary equity offering presented to and approved by board of directors at its May 2008 meeting.
4. Fully implement the TeamWorks Non-Clinical Patient Support Services initiative in all hospitals by the end of 2008.	4. Achieved. Non-Clinical Patient Support Services installation complete in August 2008.

2008 Qualitative Objectives	Completion Status
5. Reduce registered nurse and therapy turnover by 30% by year-end.	5. Partially achieved. Therapist turnover decreased by approximately 38% but registered nurse turnover only decreased by approximately 12%.

6.   Develop a diversity strategy for implementation by April 1, 2008 to include data tracking, leadership and staff training, community involvement, specific diversity targets for recruiting, retention and vendor selection.

6. Achieved. Diversity Plan completed and implementation begun by April 2008.

7.   Implement the standardized clinical information documentation template in all hospitals and prepare feasibility study and specific recommendations regarding an Electronic Clinical Information System by year end.

7. Achieved. Standardized plan of care template installed in all hospitals by October 2008 and feasibility study and recommendations presented by year end.
8. Ensure no material weaknesses identified in 2008.	8. Achieved. No material weaknesses identified in 2008.
9. Fully implement the new PeopleSoft General Ledger system and complete the evaluation of other modules by July 1, 2008.	9. Achieved. Implementation complete in first quarter and 3-year plan established for other modules.
10. Achieve improvement in accounts receivable days over 2007 by the end of 2008.	10. Achieved. Average days outstanding improved 0.5 days.

Total Cash Incentive Payments for 2008

As discussed under “Determining Compensation” beginning on page 26, the Committee believes the degree of achievement of the quantitative, individual and qualitative objectives warranted cash incentive payments because these payments were consistent with our executive compensation philosophy in that they rewarded management for achieving specific annual objectives that strengthened the Company’s position in our industry and promoted long-term value for our stockholders. The Committee also considered that the Company met or exceeded all of the guidance for 2008 it provided to the stockholders. The Committee made the cash incentive determinations at its February 2009 meeting and the independent members of the board of directors approved the determination of Mr. Grinney’s incentive payments. These amounts were paid in February 2009 and are listed below and in the Summary Compensation Table on page 42.

2008 Senior Management Bonus Plan Payouts

Named Executive Officer	Title	Corporate Quantitative Objective Portion ($)	Individual Objective Portion ($)	Qualitative Objective Adjustment ($)	Total Payout ($)
Jay Grinney	President and Chief Executive Officer	1,192,800	180,000	0	1,372,800
John L. Workman	Executive Vice President and Chief Financial Officer	446,996	122,060	0	569,056
John P. Whittington	Executive Vice President, General Counsel and Secretary	282,873	120,156	0	403,029
Mark J. Tarr	Executive Vice President, Operations	230,440	97,885	0	328,325
Dexanne B. Clohan, M.D.	Chief Medical Officer and Senior Vice President	139,116	59,714	0	198,830

Long-term Incentives (Equity)

To ensure senior management’s interests are aligned with those of stockholders, the Committee has structured a significant component of each senior executive’s total direct compensation in the form of long-term equity awards. The Committee believes that such grants help focus executive attention on managing the business effectively, retaining senior management and ensuring that strategic and operational decisions are based on considerations that align the long-term interests of senior management with the stockholders. In 2008, our stockholders approved the 2008 Equity Incentive Plan that replaced our 1998 Restricted Stock Plan and our 2005 Equity Incentive Plan. Certain option, restrict stock and performance share unit grants remain outstanding under these two plans.

The 2008 Equity Incentive Plan provides participants in the plan at all officer levels with the opportunity to earn restricted stock and, for the chief executive officer and the executive vice presidents, stock options, thereby aligning all levels of management with stockholders and placing a significant portion of their total direct compensation “at risk.” The chief executive officer’s and the executive vice presidents’ 2008 restricted stock grants were all performance-based. Beginning in 2009, all senior management restricted stock grants will be performance-based. During the measurement period, these restricted stock grants are deemed to be performance share units, or “PSUs.” The plan provides stock options to the chief executive officer and the executive vice presidents to place additional emphasis on company-wide performance and strategic decisions that can directly affect stock value compared to individual performance objectives that the Committee believes can be rewarded more easily with restricted stock awards. The table below sets out the equity compensation mix for our senior executives.

Equity Compensation Mix (by value)

	2008			2009
Position	Options	Performance- based restricted stock (PSU)	Time-Based Restricted Stock	Options	Performance- based restricted stock (PSU)	Time-Based Restricted Stock
CEO	33%	67%		33%	67%

EVP	50%	50%		33%	67%

SVP		50%	50%		100%

Restricted Stock and Performance Share Unit Awards

Restricted stock awards are granted at the discretion of the independent directors of the board of directors based on recommendations from the Committee. Prior to 2008, we granted restricted stock awards to be earned solely based on whether the individual was or is employed by us through the term of the applicable vesting schedule, typically prorated vesting over a three-year period. The purpose of those grants was to align executive compensation with increased stockholder values, provide competitive compensation and enhance retention, and encourage executive stock ownership.

In 2008, the Committee determined that, for senior executives, performance-based vesting conditions for restricted stock awards are appropriate because such awards further align executives’ goals with the interests of stockholders and help ensure that compensation reflects performance. Under the 2008 Equity Incentive Plan, senior executives may be granted performance share units, which entitle the grantee to receive a pre-determined range of restricted shares upon achievement of specified performance objectives. The number of performance-based restricted shares earned is determined at the end of a two-year performance period based on the level of achievement of earnings per share7 and total stockholder return8 objectives. The Committee chose these metrics as objectives because they are directly aligned with creating stockholder value. These objectives are weighted equally, each accounting for 50% of the total award potential. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.

Outlined in the table below are the payout levels and corresponding payout multipliers for all performance-based restricted stock awards in 2008.

Restricted Stock Payout Level	Actual 2 Year EPS Performance	Actual 2 Year TSR Performance v. Peer Group	Payout Multiple (% of Target)
Maximum	$0.75 or greater	75th Percentile or greater	200%
Target	$0.36	50th Percentile	100%
Threshold	$0.00	30th Percentile	50%
Not eligible	Less than $0.00	Less than 30th Percentile	0%

It is important to note the following:

•	The performance measures can be achieved independent of each other.

•

If results attained are less than threshold for either performance measure ($0.00 for earnings per share or the 30th percentile of our peer group for total stockholder return), then no restricted shares are earned for that performance measure in that performance period.

•

As results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above. For example, if, at the end of the two-year performance period on December 31, 2009, the total stockholder return result is in the 60th percentile of the peer group, then the Company has exceeded the target level (the 50th percentile) by ten percentiles and that difference is 40% of spread between the maximum level and the target level (75th percentile – 50th percentile). On a percentage basis, 40% of the difference between the maximum and target payment multiples (200%-100%) is 40%, so the corresponding payout multiple for total stockholder return is 140%.

[7]	For 2008 Equity Incentive Plan purposes, earnings per share is calculated on a diluted share count basis by adjusting income from continuing operations for non-recurring items. In 2008, those items included income from discontinued operations; mark-to-market adjustments on our government, class action, and related settlement accrual; the net benefit to the Company from the UBS settlement; the loss on our interest rate swap; and the provision for income tax benefit. The diluted share count includes shares related to the potential conversion of the Company’s convertible perpetual preferred stock, stock options and warrants.

[8]	For purposes of the 1998 Restricted Stock Plan and 2008 Equity Incentive Plan, total stockholder return is calculated by dividing the sum of the yearly change in share price and the per share amount of dividends paid, if any, by the beginning share price for the measurement period. In each case, the share price used is the average for the 20-day period preceding the beginning of the year. For performance evaluation at the end of 2008, the total stockholder return of our ad hoc peer group of healthcare services companies (as described in “Determining Compensation” beginning on page 26) was the benchmark. Beginning with grants made in 2009, the Committee will use the S&P HCSI Index as the benchmark for making total stockholder return performance comparisons under our performance-based restricted stock program.

Option Awards

Each stock option permits the holder, generally for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the grant date. Options are granted pursuant to the 2008 Equity Incentive Plan at the discretion of the independent directors of the board of directors based on recommendations from the Committee.

Equity Grant Timing

Our practice is to have the independent directors on our board of directors approve equity grants at the February board meeting, based on recommendations of the Committee. The Committee approved the 2008 equity grants on February 20, 2008. The number of shares of common stock underlying the equity grants was determined using, for restricted stock, the average closing price for our common stock over the 20-day trading period preceding February 1 and, for stock options, the value of each option derived from a Black-Scholes pricing model. The stock option grants were not priced and issued until February 28, 2008, two business days after the filing of our Annual Report on Form 10-K for the year ended December 31, 2007. The Committee recommended, and the independent directors approved, the 2009 equity grants on February 19, 2009, and the stock option grants were priced and issued on February 27, 2009, three business days after the filing of our 2008 Form 10-K. We anticipate continuing our practice of approving equity grants at the February meeting of our board of directors and having the stock option grants priced and issued on the last business day of February.

Long-term Incentive Awards in 2008 and 2009

Based on data provided from Towers Perrin and analysis and guidance from Frederic W. Cook & Co. regarding industry trends and norms, the Committee targeted equity incentive compensation for each NEO consistent with the 50th to 60th percentile range for the respective job positions at companies surveyed, provided that TDC remained in the competitive range as discussed in “Determining Compensation” beginning on page 26. At target performance levels, Mr. Grinney is eligible to receive approximately $4 million in equity; Mr. Workman is eligible to receive approximately $1 million in equity; Mr. Whittington and Mr. Tarr are eligible to receive the equity opportunity equivalent to approximately 150% of the mean of salary for our executive vice presidents; and Dr. Clohan is eligible to receive the equity opportunity equivalent to approximately 100% of the mean of salary for our senior vice presidents.

The Grants of Plan-Based Awards During 2008 table on page 44 describes the equity awards made in 2008 along with the estimated fair value of those equity awards. Again, if threshold levels for both performance objectives are not met, then no performance-based restricted stock awards will be earned at the end of the two-year performance period. The Summary Compensation Table on page 42 does not reflect the actual equity awards in a given year because, under SEC rules, that table reports the value of equity awards expensed during 2008. The equity awards granted in 2008 will be expensed over a three-year period in accordance with applicable accounting rules.

The Committee recommended to the board of directors that our executives be eligible to receive the same value of long-term equity incentive awards in 2009 as in 2008. Given the volatile economic and operating environment in late 2008, the Committee sought input from Frederic W. Cook & Co. regarding the latest market practices for long-term equity grants. Despite the lack of published data for late 2008, Frederic W. Cook & Co. provided its observations to the Committee. The Committee considered the retention and incentive value of outstanding equity grants and the competitive market information. The Committee determined that the long-term equity incentive grant value should remain the same for 2009 awards. The Committee confirmed that in doing this the “burn rate” (the number of shares granted divided by the total number of our shares outstanding) for the Company would be within 10% of the mean “burn rate” of the Frederic W. Cook & Co. peer group for 2008 and that the “overhang” (the total number of shares outstanding and available for issuance under long-term incentive plans divided by the total number of our shares outstanding) would be less than the mean “overhang” for the peer group. Taking into account the recommendations of the Committee, the independent members of our board of directors made the final determination at their February 2009 meeting regarding long-term equity incentive awards under the 2008 Equity Incentive Plan.

Equity Ownership Guidelines for Management

In furtherance of the goal to align the interests of our management with those of our stockholders, our senior management recommended, and our board of directors adopted, equity ownership guidelines for senior management and members of the board of directors in May 2008. For purposes of the guidelines, the value of equity owned includes the value of outstanding shares owned and unvested restricted stock previously granted and the target value of performance-based restricted stock previously granted but not yet earned. Each executive and director has five years from the date of adoption to comply with the guidelines. As of February 13, 2009, Messrs. Grinney and Workman have satisfied the guidelines. Outlined in the table below are the ownership guidelines:

Position	Required Value of Equity Owned
Chief executive officer	5 times annual base salary
Executive vice president	3 times annual base salary
Senior vice president	1.5 times annual base salary
Outside director	2 times base annual retainer

Perquisites Philosophy

We do not have any perquisite plans or policies in place for our executive officers except that we pay premiums for group term life insurance and long-term disability insurance for all employees with additional long term disability coverage provided to Mr. Grinney. In general, the board of directors, the Committee, and executive management do not believe such personal benefit plans are necessary for us to attract and retain executive talent.

Severance Arrangements

Executive Severance Plan

The goal of the Executive Severance Plan is to help retain qualified officers whose employment with us may be terminated under circumstances beyond their control. Our named executive officers and all senior vice presidents are participants in the plan, which is filed as an exhibit to our 2008 Form 10-K on February 24, 2009. As a condition to receipt of any payment or benefits under the plan, participating employees must enter into a non-solicitation, non-disclosure, non-disparagement and release agreement. Under the plan, if a participant’s employment is terminated by the participant for good reason, by HealthSouth other than for cause, by HealthSouth by reason of the participant’s disability or as a result of the participant’s death (all defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with market data from our peer group and Towers Perrin’s health care industry survey group.

The cash severance payment for our president and chief executive officer would be three times his salary then in effect plus any accrued, but unused, paid time off and accrued, but unpaid, salary. The cash severance payments for our executive vice presidents and senior vice presidents would be two and one times, respectively, the participant’s annual salary then in effect, plus any accrued, but unused, paid time off and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, health care, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for the president and chief executive officer, 24 months for the executive vice presidents and 12 months for senior vice presidents.

Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us. Payments under the plan do not include “gross ups” for federal taxes payable on amounts paid under the plan.

Upon the death or disability of a participant under the plan, the termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned. The “prorated portion” means a fraction of the award, the numerator of which is the number of months elapsed from the date of grant of such award through the effective date of termination or resignation and the denominator of which is 36.

Change in Control Benefits Plan

The goal of the Change in Control Benefits Plan is to help retain certain qualified officers, maintain a stable work environment and provide financial security to those officers. Our NEOs and other officers are participants in the plan, which is filed as an exhibit to our 2008 Form 10-K on February 24, 2009. As a condition to receipt of any payment or benefits under the plan, participating employees must enter into a non-solicitation, non-disclosure, non-disparagement and release agreement.

Under the Change in Control Benefits Plan, participants are divided into three different tiers as designated by the Committee. Messrs. Grinney, Workman, Whittington, Tarr are Tier 1 participants; Tier 2 is comprised of regional presidents and certain senior vice presidents, including Dr. Clohan, with higher responsibility levels; and Tier 3 includes senior vice presidents with lower responsibility levels. Upon the occurrence of a change in control as defined in the plan, each outstanding option to purchase common stock held by participants will automatically vest, and, for options granted on or prior to November 4, 2005, the scheduled expiration shall be extended for up to a year. For Tier 1 and 2 participants, all options granted after November 4, 2005 will remain exercisable for three and two years, respectively, following a change in control. Restricted stock that is not performance-based (i.e., time-lapse) and restricted stock units will automatically vest upon the occurrence of a change in control. If the restricted stock is performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.

If a participant’s employment is terminated within 24 months following a change in control or within three months of a potential change in control, either by the participant for good reason (as defined in the Change in Control Benefits Plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the highest base salary in the prior three years plus an average of actual bonuses for the prior three years for the participant. Payments do not include “gross ups” for federal taxes payable on amounts paid under the plan. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, health care, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants. The terms of the plan, including the definition of a change in control event, were determined to be consistent with health care industry market data from the Committee’s and management’s consultants.

Key Executive Incentive Program

In the third quarter of 2005, our chief executive officer developed and recommended the Key Executive Incentive Program to the Committee. This program responded to unusual employee retention needs we were experiencing at that particular point in our Company’s history, and served as a means of ensuring management continuity during the Company’s strategic repositioning, which was expected to continue through 2008. Accordingly, this program was structured to keep key members of our management team intact and to be an effective deterrent to officers leaving the Company during our transition phase. The Committee approved the Key Executive Incentive Program and recommended it to the board of directors, which approved the program on November 17, 2005. The program is a supplement to the Company’s overall compensation program for executives and was intended to provide incentives for key senior executives in the form of equity awards that vest and cash bonuses that are payable, in each case, through January 2009. Mr. Workman and Mr. Tarr are the only current named executive officers that are or were participants in the program. Mr. Grinney developed the program and recommended it to the Committee; Mr. Whittington and Dr. Clohan were not employed by us at the time the plan was approved. Payments under the program were made in 2008 and concluded in January 2009. These payments to Messrs. Workman and Tarr are included in the Summary Compensation Table on page 42 and noted in the relevant footnotes.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. The following equity awards were granted under this program: Mr. Workman: 23,923 shares of restricted stock and 15,061 stock options; and Mr. Tarr: 11,164 shares of restricted stock and 7,029 stock options. The stock options have an exercise price equal to $19.35 per share, the fair market value on the date of grant. The stock options and restricted stock vested according to the following schedule: 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. The cash component of the award was an incentive payment payable 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. In order for each key executive to receive each installment of the cash award, he or she had to be employed in good standing on a full-time basis at the time of each payment. In considering the future financial obligations of the Company, the Committee took into account the timing of payments due, the levels of existing reserves for emergency spending requirements and other factors it deemed relevant.

Summary Compensation Table

The table below shows the compensation of our chief executive officer, chief financial officer, general counsel, executive vice president-operations and chief medical officer for services in all capacities to the Company in 2008, 2007 and 2006, except as otherwise indicated. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 26. Additional material terms, if any, of each named executive officer’s employment arrangement are discussed under “Employment Arrangements” beginning on page 45.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay Grinney	2008	1,000,000	2,392,031	1,852,778	1,372,800	27,865	6,645,474
President and Chief Executive	2007	996,080	983,066	2,403,424	1,120,000	23,636	5,526,206
Officer	2006	981,211	503,480	2,658,527	765,075	25,238	4,933,531
John L. Workman	2008	608,184	714,821	380,918	569,056	147,832	2,420,811
Executive Vice President and	2007	579,145	465,614	354,664	463,593	139,000	2,002,016
Chief Financial	2006	518,721	459,264	283,852	428,912	9,810	1,700,559
Officer
John P. Whittington(6)	2008	525,831	466,760	176,763	403,029	20,777	1,593,160
Executive Vice President,	2007	516,660	180,839	73,554	318,926	7,750	1,097,729
General Counsel and	2006	–	–	–	–	–	–
Corporate Secretary
Mark J. Tarr	2008	426,760	283,859	245,341	328,325	94,933	1,379,218
Executive Vice President,	2007	366,583	215,035	193,075	242,817	88,286	1,105,796
Operations	2006	335,992	219,835	186,108	206,529	4,508	952,972
Dexanne B. Clohan, M.D.(7)	2008	306,604	64,391	65,001	198,830	90,556	725,382
Chief Medical Officer and	2007	–	–	–	–	–	–
Senior Vice President	2006	–	–	–	–	–	–

(1)

The value of stock awards listed in this column for 2008 has been determined based on the dollar amount recognized for financial statement reporting purposes, excluding any adjustment for forfeitures, with respect to the fiscal year in accordance with FASB Statement No. 123(R), of performance share unit and restricted stock awards, and thus includes amounts for awards granted in and/or prior to the applicable fiscal year. The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies –Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2008 Form 10-K.

(2)

For 2008, the amounts shown in this column for Messrs. Grinney, Workman and Whittington include the value, determined in accordance with FASB Statement No. 123(R), of one-time-only restricted stock awards approved by the board of directors as closing bonuses in consideration of efforts with, and success in, completing our major divestitures. These shares were granted on August 1, 2007 and vested in their entirety on August 1, 2008. These closing bonuses are not part of these officers’ ongoing direct compensation.

(3)

The value of option awards listed in this column for 2008 has been determined based on the dollar amount recognized for financial statement reporting purposes, excluding any adjustment for forfeitures, with respect to the fiscal year in accordance with FASB Statement No. 123(R). The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies – Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2008 Form 10-K.

(4)	For 2008, the amounts shown in this column comprise bonuses paid in 2009 under our 2008 Senior Management Bonus Plan.

(5)

For Mr. Grinney, the amount shown in this column for 2008 includes (a) Company paid premiums for long-term disability insurance ($18,044), (b) Company paid qualified 401(k) match ($7,750) and (c) income adjustment for use of company aircraft in a family emergency ($2,071). For Mr. Workman, the amount shown in this column for 2008 includes (a) a payment under the Key Executive Incentive Program ($125,000) as further described on page 41, (b) Company paid qualified 401(k) match ($7,750) and (c) Company paid non-qualified 401(k) match ($14,825). For Mr. Whittington, the amount shown in this column for 2008 includes (a) Company paid qualified 401(k) match ($7,750) and (b) Company paid non-qualified 401(k) match ($12,770). For Mr. Tarr, the amount shown in this column for 2008 includes (a) a payment under the Key Executive Incentive Program ($89,950) and (b) Company paid qualified 401(k) match ($4,726). For Dr. Clohan, the amount shown in this column for 2008 includes (a) a relocation bonus ($76,757), (b) Company paid premiums for long-term disability insurance ($257), (c) Company paid qualified 401(k) match ($6,006) and (d) Company paid non-qualified 401(k) match ($7,536).

For SEC purposes, the cost of personal use of the Company aircraft is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used almost exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.

Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes.

(6)	Mr. Whittington was not a named executive officer in 2006.

(7)	Dr. Clohan was not a named executive officer in 2006 or 2007.

Grants of Plan-Based Awards During 2008

		Date of Board Approval of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(6) (#)	All Other Option Awards: Number of Securities Underlying Options(7) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)
Jay Grinney
Annual Incentive			400,000	1,000,000	1,800,000
PSU	2/28/2008	2/21/2008				73,465	146,930	293,860				2,376,593
Stock options	2/28/2008	2/21/2008								170,540	16.27	1,230,890
John L. Workman
Annual Incentive			149,898	428,281	728,078
PSU	2/28/2008	2/21/2008				13,720	27,440	54,880				443,842
Stock options	2/28/2008	2/21/2008								64,550	16.27	465,896
John P. Whittington
Annual Incentive			94,860	316,200	505,920
PSU	2/28/2008	2/21/2008				9,600	19,200	38,400				310,560
Stock options	2/28/2008	2/21/2008								45,250	16.27	326,596
Mark J. Tarr
Annual Incentive			77,277	257,591	412,145
PSU	2/28/2008	2/21/2008				9,600	19,200	38,400				310,560
Stock options	2/28/2008	2/21/2008								45,250	16.27	326,596
Dexanne B. Clohan, M.D.
Annual Incentive			46,652	155,505	248,808
PSU	2/28/2008	2/21/2008				2,750	5,500	11,000				88,963
RSA	2/28/2008	2/21/2008							5,500			89,485

(1)

The payments described in the three columns below are cash amounts provided for by our 2008 Senior Management Bonus Plan as discussed under “Annual Incentives (Cash)” beginning on page 30. Final payments under the 2008 program were calculated and paid in February 2009 and are reflected in the Summary Compensation Table on page 42 under the heading “Non-Equity Incentive Plan Compensation.”

(2)

Awards which are designated as PSU in the first column of this table are performance share units granted under our 2005 Equity Incentive Plan that is described on page 51. As described in “Restricted Stock and Performance Share Unit Awards” beginning on page 36, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2008 ending December 31, 2009 and a one year time-vesting requirement. Each of the threshold, target and maximum share numbers reported in the three columns below assume that both performance objectives (earnings per share and total stockholder return) are achieved at that respective level. Upon a change in control, the Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned.

(3)

The threshold amounts in this column assume: (i) that the Company reached only threshold achievement on each of the quantitative objectives, (ii) that none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus, and (iii) that the board did not adjust the bonus based on qualitative objectives. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing Achievement of Corporate Quantitative and Individual Objectives” beginning on page 33, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)

The target payment amounts in this column assume: (i) that the Company achieved exactly 100% of each of the quantitative objectives, (ii) that all of the individual objectives were achieved, and (iii) that the board did not adjust the bonus based on qualitative objectives. The target amount payable for each NEO is his or her base salary multiplied by this target cash incentive percentage, see table under “Relative Weightings for Objectives” beginning on page 30.

(5)

The maximum payment amounts in this column assume: (i) that the Company achieved at or above the maximum achievement level of each of the quantitative objectives, (ii) that all of the individual objectives were achieved, and (iii) that the board did not adjust the bonus based on qualitative objectives. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing Achievement of Corporate Quantitative and Individual Objectives” on beginning page 33, we would multiply this amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement of the quantitative objectives. Then, we would add 100% of the amount allocated to achievement of individual objectives to arrive at the final bonus payout. Because the board of directors has sole discretion over whether and in what amounts qualitative portions of bonuses will be paid, it is not possible for these reported maximums to include an estimate for the qualitative component.

(6)

Awards which are designated as RSA in the first column of this table are time-vesting restricted stock awards granted under our 2005 Equity Incentive Plan that is described on page 51. For these awards, the number of shares of restricted stock set forth will vest on a pro rata basis over a three-year term, provided that the officer is still employed with the Company; a change in control of the Company will also cause these awards to immediately vest in full. The recipients of these awards will not have voting rights or rights to receive dividends on these shares unless and until they have vested.

(7)

All stock option grants in 2008 were made under our 2005 Equity Incentive Plan that is described on page 51. These option awards will vest, subject to the officer’s continued employment with the Company, in three equal annual installments beginning on the first anniversary of grant; a change in control of the Company will also cause these options to immediately vest in full.

Employment Arrangements

Employment arrangements can provide protection to the Company in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. During the Company’s 2003 to 2007 restructuring period, the Committee, under certain circumstances, determined such agreements were in our best interests. However, we intend to minimize the use of employment arrangements going forward.

Letter of Understanding with Jay Grinney

On May 3, 2004, we entered into an employment agreement with Mr. Grinney pursuant to which he was employed as president and chief executive officer. In May of 2007, the base term of Mr. Grinney’s employment agreement expired. On October 31, 2007, HealthSouth entered into a letter of understanding with Mr. Grinney effective for the period of May 1, 2007 to December 31, 2010. Pursuant to the terms of the letter of understanding, Mr. Grinney will receive an annual base salary of $1,000,000, subject to annual adjustments as determined by the Committee, and an annual bonus based on both the performance of HealthSouth and his personal performance. He also will be entitled to participate in and receive benefits under certain insurance, benefit and other plans as may be in effect from time to time on such terms as are offered to our senior executive officers. Such plans include, but are not limited, to paid time off, medical, life insurance, 401(k), disability insurance, and incentive and equity compensation plans.

In considering the terms of the letter of understanding, the Committee reviewed comparative compensation data for health care companies with similar revenues provided by the Committee’s compensation consultant and determined that Mr. Grinney’s compensation was below the competitive level (50th to 65th percentile of the companies in the survey). Accordingly, under the letter of understanding, we granted to Mr. Grinney 97,403 shares of restricted stock pursuant to our 1998 Restricted Stock Plan which will vest on

May 1, 2010, provided (1) Mr. Grinney is employed by us on such date and (2) the performance condition that our stock must reach a closing price of $24.00 per share for a period of at least 20 consecutive days during the term of the restrictions has been satisfied. The letter of understanding also provides that Mr. Grinney shall be entitled to participate in the ongoing and other long-term awards and programs on the same basis as other senior executives.

The letter of understanding also provides that Mr. Grinney’s rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the letter of understanding and the Executive Severance Plan and the Change in Control Benefits Plan, which are described beginning on page 39. Notwithstanding any amendments to the Executive Severance Plan and the Change in Control Benefits Plan, if Mr. Grinney’s employment terminates during the term of the letter of understanding, he will be entitled to the payments and benefits provided under the current Executive Severance Plan or Change in Control Benefits Plan, as applicable. Upon termination, his outstanding equity awards will be treated in substantially the manner described under “Executive Severance Plan” beginning on page 39. Mr. Grinney’s entitlement to payments and benefits under the Executive Severance Plan and Change in Control Benefits Plan is contingent upon his compliance with the post-termination restrictive covenants described below.

The letter of understanding also contains certain (1) non-competition provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 24 months thereafter unless termination is for cause or as a result of disability, in which case such provisions shall remain in effect for a period of 12 months, and (2) non-interference and non-solicitation provisions which are effective throughout the term of Mr. Grinney’s employment and for a period of 36 months thereafter.

For purposes of Mr. Grinney’s letter of understanding, “cause,” “good reason” and “change in control” have the meanings as defined in the Executive Severance Plan and the Change in Control Plan which are filed as exhibits to our 2008 Form 10-K filed on February 24, 2008.

Employment Arrangements of Other Named Executive Officers

In August 2007, we entered into an unwritten employment arrangement with Mr. Workman intended to be in place through December 2010. In connection with this employment arrangement, the Committee and its compensation consultant also reviewed Mr. Workman’s compensation in comparison to data from the same health care companies used in Mr. Grinney’s similar review. We granted to Mr. Workman 5,386 shares of restricted stock pursuant to our 1998 Restricted Stock Plan which will vest on September 20, 2010, provided (1) Mr. Workman is employed by us on such date and (2) the performance condition that our stock must reach a closing price of $24.00 per share for a period of at least 20 consecutive days during the term of the restrictions has been satisfied. None of our other NEOs have written or unwritten employment arrangements other than those compensation arrangements discussed in this proxy statement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the tax deductibility of compensation paid to certain other highly compensated executive officers in excess of $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance-based awards and stock options are designed to meet the deductibility requirements. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes that the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, bonuses and grants of restricted stock and restricted stock units, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. However, all compensation amounts for 2008 were tax deductible.

Potential Payments upon Termination of Employment

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us without “cause” or by the executive for “good reason,” as well as by us for “cause,” as those terms are defined in the applicable plans and arrangements. For additional discussion of the material terms and conditions, including payment triggers, see “Executive Severance Plan” beginning on page 39 and “Change in Control Benefits Plan” on page 40 and “Letter of Understanding with Jay Grinney” beginning on page 45. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Assume triggering events set forth below occur on December 31, 2008. The closing price of our common stock on that day was $10.96.

Name	Lump Sum Payment ($)	Continuation of Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Jay Grinney
Executive Severance Plan/Letter of Understanding
Without Cause/For Good Reason	3,075,943	19,056	1,305,346	4,400,345
Disability	3,075,943	19,056	3,116,290	6,211,289
Death	3,075,943	19,056	3,116,290	6,211,289
For Cause	75,943	–	–	75,943
Change in Control Benefits Plan	5,410,377	19,056	3,116,290	8,545,723
John L. Workman
Executive Severance Plan
Without Cause/For Good Reason	1,274,197	7,839	679,190	1,961,226
Disability	1,274,197	7,839	679,190	1,961,226
Death	1,274,197	7,839	679,190	1,961,226
For Cause	50,537	–	–	50,537
Change in Control Benefits Plan	3,268,551	11,759	731,991	4,012,301
John P. Whittington
Executive Severance Plan
Without Cause/For Good Reason	1,103,221	7,839	347,006	1,458,066
Disability	1,103,221	7,839	347,006	1,458,066
Death	1,103,221	7,839	347,006	1,458,066
For Cause	49,221	–	–	49,221
Change in Control Benefits Plan	2,312,147	11,759	407,712	2,731,618
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	922,776	8,931	374,331	1,306,038
Disability	922,776	8,931	374,331	1,306,038
Death	922,776	8,931	374,331	1,306,038
For Cause	64,140	–	–	64,140
Change in Control Benefits Plan	2,031,152	13,397	403,131	2,447,680
Dexanne B. Clohan, M.D.
Executive Severance Plan
Without Cause/For Good Reason	347,417	4,226	77,192	428,835
Disability	347,417	4,226	77,192	428,835
Death	347,417	4,226	77,192	428,835
For Cause	36,407	–	–	36,407
Change in Control Benefits Plan	854,062	8,451	120,560	983,073

(1)

The value of the acceleration of equity award vesting listed in this column has been determined based on the dollar amount to be recognized for financial statement reporting purposes upon vesting of the awards as of December 31, 2008 in accordance with FASB Statement No. 123(R). The assumptions used in the valuation are discussed under the heading “Critical Accounting Policies – Share-Based Payments” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our 2008 Form 10-K.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payment” column in the above table includes the estimated payments provided for under the “Executive Severance Plan” beginning on page 39 and the “Change in Control Benefits Plan” on page 40. The lump sum payments due in the event of terminations “for cause” represent the cash value of accrued but unused paid time off. As explained in “Letter of Understanding with Jay Grinney” beginning on page 45, Mr. Grinney’s letter of understanding provides that his rights upon termination of his employment during the term of the letter of understanding will be governed by the terms of the Executive Severance Plan and Change in Control Benefits Plan as well. Mr. Grinney’s arrangement contains certain restrictive provisions regarding non-competition (24 months), non-interference (36 months), non-solicitation (36 months), and confidentiality (indefinite) that survive termination.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Name	Exercisable	Unexercisable
Jay Grinney	200,000	–	–	26.05	5/8/2014	20,000	219,200	73,465	805,176
	130,000	–	–	26.85	3/23/2015	20,000	219,200	–	–
	100,000	50,000	–	26.55	2/23/2016	97,403	1,067,537	–	–
	43,334	86,666	–	23.19	3/2/2017	–	–	–	–
	–	170,540	–	16.27	2/28/2018	–	–	–	–
John L. Workman	11,000	–	–	25.25	9/20/2014	11,961	131,093	13,720	150,371
	22,000	–	–	26.85	3/23/2015	11,000	120,560	–	–
	7,530	7,531	–	19.35	11/17/2015	11,000	120,560	–	–
	14,667	7,333	–	26.55	2/23/2016	5,386	59,031	–	–
	8,334	16,666	–	23.19	3/2/2017	–	–	–	–
	–	64,550	–	16.27	2/28/2018	–	–	–	–
John P. Whittington	2,889	1,444	–	25.10	10/19/2016	12,000	131,520	9,600	105,216
	6,667	13,333	–	23.19	3/2/2017	6,000	65,760	–	–
	–	45,250	–	16.27	2/28/2018	–	–	–	–
Mark J. Tarr	5,000	–	–	55.00	3/15/2009	5,581	61,168	9,600	105,216
	774	–	–	66.56	5/20/2009	6,000	65,760	–	–
	2,100	–	–	66.56	5/20/2009	6,000	65,760	–	–
	3,000	–	–	24.38	2/28/2010	–	–	–	–
	4,000	–	–	69.38	1/4/2011	–	–	–	–
	3,800	–	–	54.50	2/4/2012	–	–	–	–
	8,000	–	–	16.00	2/14/2013	–	–	–	–
	11,000	–	–	22.00	3/5/2014	–	–	–	–
	11,000	–	–	26.85	3/23/2015	–	–	–	–
	3,514	3,515	–	19.35	11/17/2015	–	–	–	–
	8,000	4,000	–	26.55	2/23/2016	–	–	–	–
	6,667	13,333	–	23.19	3/2/2017	–	–	–	–
	–	45,250	–	16.27	2/28/2018	–	–	–	–
Dexanne B. Clohan, M.D.	6,000	3,000	–	23.35	4/24/2016	5,500	60,280	2,750	30,140
	4,000	8,000	–	23.19	3/2/2017	–	–	–	–

(1)

All options shown above, other than options with expiration dates of November 17, 2015 or expiration dates prior to 2014, vest in three equal annual installments beginning on the first anniversary of the grant date. Options with expiration dates of November 17, 2015 were granted under the Company’s Key Executive Incentive Program and vest according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. Options with expiration dates prior to 2014 vest in four equal annual installments beginning on the first anniversary of the grant date. All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)

All restricted stock awards shown above, other than awards granted under the Company’s Key Executive Incentive Plan, vest in three equal annual installments beginning on the first anniversary of the grant date. Restricted stock awards granted under the Company’s Key Executive Incentive Program vest according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. The restricted stock awards granted under the Company’s Key Executive Incentive Program are as follows: Mr. Workman (11,961 shares) and Mr. Tarr (5,581 shares). All per share amounts have been adjusted for the five-for-one reverse stock split that became effective on October 25, 2006.

(4)	The market value calculation is as of December 31, 2008 and uses the closing price on that date, $10.96.

(5)

The PSU awards shown above were made pursuant to the 2005 Equity Incentive Plan and are contingent upon the level of attainment of performance goals for the two-year period from January 1, 2008 ending December 31, 2009. The determination of whether and to what extent the PSU awards are achieved will be made following the close of 2009. The amount set forth is the threshold number of PSUs awarded. The actual number of restricted shares earned at the end of the performance period may differ.

(6)	The market value reported was calculated by multiplying the closing price of the Company’s common stock on December 31, 2008, by the threshold number of shares awarded.

Options Exercised and Stock Vested in 2008

The following table sets forth, as of December 31, 2008, information concerning the exercise of options and the vesting of shares for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	N/A	N/A	66,833	1,115,895
John L. Workman	N/A	N/A	39,344	684,342
John P. Whittington	N/A	N/A	19,710	319,302
Mark J. Tarr	N/A	N/A	8,791	165,771
Dexanne B. Clohan, M.D.	N/A	N/A	N/A	N/A

Equity Compensation Plans

The following table sets forth, as of December 31, 2008, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued Upon Exercise		Weighted Average Exercise Price(1)	Securities Available for Future Issuance
Plans Approved by Stockholders	890,793		$29.35	6,000,000
Plans Not Approved by Stockholders	2,211,700	(2)	23.08	1,198,200	(3)

Total	3,102,493		$25.45	7,198,200

(1)	This calculation does not take into account awards of restricted stock, restricted stock units or performance share units.

(2)

This amount includes (a) 71,700 and 1,389,424 shares issuable upon exercise of stock options outstanding under the 2002 Non-Executive Stock Option Plan and the 2005 Equity Incentive Plan, respectively, (b) 112,436 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan and (c) 638,140 restricted stock shares issuable under the 2005 Equity Incentive Plan in the event that performance objectives are met at the end of 2009.

(3)	These shares are available for issuance under the 2002 Non-Executive Stock Option Plan described below, but there is no intention to issue any awards under that plan in the future.

1998 Restricted Stock Plan

The 1998 Restricted Stock Plan, or the “1998 Plan,” provided for the grant of restricted common stock to our executives and other key employees. The 1998 Plan expired in May 2008 and was replaced by the 2008 Equity Incentive Plan. Awards made under the 1998 Plan generally vest over a three-year requisite service period, although the Committee generally had discretion to determine the restrictions for each award. Fair value was determined by the market price of our common stock on the grant date.

2004 Amended and Restated Director Incentive Plan

The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. The 2004 Plan’s vesting provisions provide that, for restricted stock awards, one-third of the shares of restricted stock acquired under each grant shall vest, and thus the forfeiture provisions shall lapse, on January 1 of each year following the date of the grant. Awards of restricted stock units are fully vested when awarded and will be settled in shares of common stock on the six-month anniversary of the date on which the director ceases to serve on the board of directors, subject to certain change in control provisions. Restricted stock units may not be transferred. Restricted stock is subject to transfer restrictions during the course of the applicable director’s term and for a period of twelve months thereafter. Each of the vesting and holding provisions applicable to grants under the 2004 Plan are subject to the exceptions applicable to certain change in control events and the termination of the recipient’s service as a HealthSouth director. Subject to certain exceptions set forth in the 2004 Plan, awards are protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization or other major corporate restructuring and are forfeitable upon termination of the recipient’s services as a HealthSouth director. Awards granted under the 2004 Plan at the time of its termination shall continue in effect in accordance with its terms and conditions and those of the 2004 Plan.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Awards outstanding under the 2005 Plan at the time of its termination will remain in effect in accordance with their terms. The outstanding awards under the 2005 Plan have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the board of directors or as provided in an award agreement, upon a “change in control” (as defined in the 2005 Plan which is filed as an exhibit to our Current Report on Form 8-K, filed on November  21, 2005) of the Company, the vesting of all outstanding awards will accelerate.

2008 Equity Incentive Plan

The 2008 Equity Incentive Plan, or the “2008 Plan,” provides for the grant of stock options, restricted stock, stock appreciation rights, deferred stock and other stock-based awards to our directors, executives and other key employees as determined by the board of directors or the Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant.

The 2008 Plan has no expiration date. Any Awards outstanding under the 2008 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance under the 2008 Plan is six million shares, subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2008 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Unless otherwise determined by the board of directors or as provided in an award agreement, upon a Change in Control (as defined in the 2008 Plan which is filed as an appendix to our Definitive Proxy Statement on Schedule 14A filed on March 27, 2008) of the Company, the vesting of all outstanding awards will accelerate.

Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other Awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

2002 Non-Executive Stock Option Plan

The 2002 Non-Executive Stock Option Plan, the “2002 Plan,” provides for the grant of nonqualified options to purchase shares of our common stock to our employees who are not directors or executive officers. The 2002 Plan has no expiration date. Any Awards outstanding under the 2002 Plan at the time of its termination will remain in effect in accordance with their terms. The 2002 Plan covers a maximum of 1.3 million shares of our common stock. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the Committee. However, no options are exercisable beyond ten years from the date of grant and granted options generally vest in periods of up to five years depending on the type of award granted.

Deferred Compensation

Retirement Investment Plan

Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.

Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match a minimum of 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. In addition, we may elect to make a discretionary contribution to the 401(k) Plan with respect any participant. We did not elect to make any discretionary contributions to the 401(k) Plan for 2008. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.

Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.

Nonqualified Deferred Compensation Plan

We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” effective March 1, 2008 in order to allow deferrals above what is limited by the IRS. All of our Named Executive Officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.

Our named executive officers and other eligible employees may elect to defer from 1% and 100% percent of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the first 6% of the participant’s deferral contributions less any employer matching contributions made on the participant’s behalf under the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2008. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.

Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

Participants may request, on a daily basis, any of the following investment crediting rates be applied to amounts credited to their NQ Plan accounts: (i) an annual rate of interest based on the Schwab US Treasury Money Market Fund; or (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan.

The following table sets forth information as of December 31, 2008 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jay Grinney	–	–	–	–	–
John L. Workman	49,417	14,825	(7,764)(3)	–	56,478
John P. Whittington	72,361	12,770	(10,406)(4)	–	74,725
Mark J. Tarr	–	–	–	–	–
Dexanne B. Clohan, M.D.	62,800	7,536	(13,424)(5)	–	56,912

(1)	Included in the amounts represented as “Salary” in the Summary Compensation Table on page 42.

(2)	Included in the amounts represented as “All Other Compensation” in the Summary Compensation Table on page 42.

(3)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which, with the exception of the Schwab Treasury U.S. Money Market Fund, are provided under our qualified section 401(k) plan): Growth Fund of America R4, Europacific Growth R4, Oakmark Equity Income, Stratton Small Cap Value, Pimco Real Return CI D, Vanguard Midcap Index Institutional, Schwab Treasury U.S. Money Market Fund, Schwab S&P 500 Index Fund, and Davis NY Venture Fund A.

(4)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under our qualified section 401(k) plan): Columbia Acorn Z, Europacific Growth R4, Stratton Small Cap Value and PIMCO Real Return CI D.

(5)

Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under our qualified section 401(k) plan): Growth Fund of America R4, Europacific Growth R4, Oakmark Equity Income, Pimco Real Return CI D, Vanguard Midcap Index Institutional, Schwab S&P 500 Index Fund, Columbia Acorn Z, and Pimco Total Return D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a member of the board of directors and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.

Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.

Transactions with Related Persons

Our policy regarding transactions with related persons is contained in the Company’s Corporate Governance Guidelines which can be found on the Company’s website.

Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 13, 2009 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243.

Name	Share Beneficially Owned(1)		Percent of Class(2)
Certain Beneficial Owners
Morgan Stanley	6,979,797	(3)	7.93%
Wellington Management Company, LLP	6,907,560	(4)	7.85%
TIAA-CREF Investment Management, LLC	6,865,216	(5)	7.80%
Lord, Abbett & Co. LLC	5,938,447	(6)	6.75%
T. Rowe Price Associates, Inc.	5,248,757	(7)	5.96%
FMR LLC	5,043,944	(8)	5.72%
Barclays Global Investors, NA	4,544,045	(9)	5.16%

Management
Edward A. Blechschmidt	21,845		*
John W. Chidsey	17,639		*
Dexanne B. Clohan	25,500	(10)	*
Donald L. Correll	14,096		*
Yvonne M. Curl	13,833		*
Charles M. Elson	19,856		*
Jay Grinney	1,016,167	(11)	1.15%
Jon F. Hanson	57,843	(12)	*
Leo I. Higdon, Jr.	14,266		*
John E. Maupin, Jr.	15,898		*
L. Edward Shaw, Jr.	28,718		*
Mark J. Tarr	129,947	(13)	*
John P. Whittington	84,164	(14)	*
John L. Workman	200,538	(15)	*
All current directors and executive officers as a group (14 people)	1,660,310	(16)	1.87%

*	Less than 1%.

(1)

According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person.

(2)	The percentage of beneficial ownership is based upon 88,009,707 shares of common stock outstanding as of February 13, 2009.

(3)

Based on a Form 13G filed with the SEC on February 17, 2009, Morgan Stanley (parent holding company/control person and corporation) reported, as of December 31, 2008, sole voting power for 6,895,139 shares and shared voting power for 987 shares, and sole investment power for 6,979,797 shares. This filer is located at 1585 Broadway, New York, New York 10036.

(4)

Based on a Schedule 13G/A filed with the SEC on March 10, 2009, Wellington Management Company, LLP (investment adviser) reported, as of February 28, 2009, shared voting power for 5,691,413 shares and shared investment power for 6,856,160 shares. This filer is located at 75 State Street, Boston, Massachusetts 02109.

(5)

Based on a Schedule 13G/A filed with the SEC on February 13, 2009, Teachers Advisor, Inc. and affiliates reported, as of December 31, 2008, voting and investment power as follows: TIAA-CREF Investment Management, LLC (investment adviser) – sole voting and investment power for 3,222,998 shares; College Retirement Equities Fund – Stock Account (investment company) – shared voting and investment power for 2,647,880 shares; and Teachers Advisors, Inc. (investment adviser) – sole voting and investment power for 994,338 shares. Each of these entities expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a group with the others. These filers are located at 730 Third Avenue, New York, New York 10017.

(6)

Based on a Schedule 13G/A filed with the SEC on February 13, 2009, Lord, Abbett & Co. LLC (investment adviser) reported, as of December 31, 2008, sole voting power for 5,656,447 shares and sole investment power for 5,938,447 shares. This filer is located at 90 Hudson Street, Jersey City, New Jersey 07302.

(7)

Based on a Schedule 13G/A filed with the SEC on February 12, 2009, T. Rowe Price Associates, Inc. and an affiliate reported, as of December 31, 2008, voting and investment power as follows: T. Rowe Price Associates, Inc. (an investment adviser) – sole voting power for 524,087 shares and sole investment power for 5,428,757 shares; and T. Rowe Price Mid-Cap Value Fund, Inc. (investment company) – sole voting power for 4,874,870 shares (such shares are included in the investment advisor’s total). These filers are located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)

Based on a Schedule 13G filed with the SEC on February 17, 2009, FMR LLC (parent holding company/control person), Mr. Edward C. Johnson, III and members of Mr. Johnson’s family, which together as a group may represent a controlling group with respect to FMR LLC, reported, as of December 31, 2008, voting and investment power as follows: through Fidelity Management & Research Company (investment adviser) – sole investment power for 4,370,178 shares (includes 78,689 shares resulting from the assumed conversion of 2,400 shares of HealthSouth 6.50% Series A Convertible Perpetual Preferred Stock); through Pyramis Global Advisors, LLC (investment company) – sole voting and investment power for 144,263 shares resulting from the assumed conversion of 4,400 shares of HealthSouth 6.50% Series A Convertible Perpetual Preferred Stock; and through Pyramis Global Advisors Trust Company (bank) – sole voting and investment power for 513,928 shares (includes 9,836 shares resulting from the assumed conversion of 300 shares of HealthSouth 6.50% Series A Convertible Perpetual Preferred Stock). These filers are located at 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC also included in its share ownership total, but disclaimed beneficial ownership of, 15,575 shares (includes 11,475 shares resulting from the assumed conversion of 350 shares of HealthSouth 6.50% Series A Convertible Perpetual Preferred Stock) owned by FIL Limited. FIL Limited is located at 42 Crow Lane, Hamilton, Bermuda.

(9)

Based on a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA (“Barclays NA”), on behalf of a group including Barclays NA (Bank), Barclays Global Fund Advisors (Investment Advisor), Barclays Global Investors, Ltd. (FI), Barclays Global Investors Japan Limited (FI), Barclays Global Investors Canada Limited (FI), Global Investors Australia Limited (FI), and Barclays Global Investors (Deutscheland) AG (FI) reported that, as of December 31, 2008, the group is the beneficial owner of 4,544,045 shares, with sole voting power for 4,225,488 shares and sole investment power for 4,544,045 shares.

(10)	Includes 14,000 shares issuable upon exercise of options.

(11)	Includes 623,514 shares issuable upon exercise of options.

(12)

Includes 10,000 shares issuable upon exercise of options, 12,200 shares held in trust over which Mr. Hanson has investment power, and 6,000 shares held by his spouse. Mr. Hanson disclaims beneficial ownership of the shares held by his spouse.

(13)	Includes 96,121 shares issuable upon exercise of options.

(14)	Includes 31,307 shares issuable upon exercise of options.

(15)	Includes 108,245 shares issuable upon exercise of options.

(16)	Includes 883,187 shares issuable upon exercise of options.

We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors, executive officers and 10% stockholders, that, during fiscal 2008, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

EXECUTIVE OFFICERS

The following table lists all of our executive officers. Each of our executive officers will hold office until his successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Jay Grinney	58	President and Chief Executive Officer; Director	5/10/2004
John L. Workman	57	Executive Vice President and Chief Financial Officer	9/20/2004
John P. Whittington	61	Executive Vice President, General Counsel and Corporate Secretary	10/19/2006
Mark J. Tarr	47	Executive Vice President – Operations	10/1/2007	*
Dexanne B. Clohan	59	Chief Medical Officer and Senior Vice President	4/24/2006

*	Effective retroactively (for compensation purposes) to the beginning of the second quarter in recognition that he had been functioning in that capacity since that time.

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with officers of HealthSouth acting solely in their capacities as such.

Executive Officers Who Are Not Also Directors

John L. Workman—Executive Vice President and Chief Financial Officer

Mr. Workman was named Executive Vice President and Chief Financial Officer on September 20, 2004. From 1998 to 2004, Mr. Workman served in various management and executive capacities with U.S. Can Company, including serving as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003, and as its Chief Executive Officer from 2003 to 2004. Prior to joining U.S. Can Company, Mr. Workman was employed by Montgomery Ward & Company, Inc. for 14 years, where he held several management and executive positions, including General Auditor, Chief Financial Officer, and Chief Restructuring Officer. Mr. Workman began his career in public accounting and was a partner with the public accounting firm KPMG. He is a member of the American Institute of Certified Public Accountants.

John P. Whittington—Executive Vice President, General Counsel and Corporate Secretary

Mr. Whittington was named Executive Vice President, General Counsel and Corporate Secretary on October 19, 2006, having served as Interim General Counsel and Corporate Secretary since July 26, 2006. Prior to joining us, Mr. Whittington was a partner of the law firm Bradley Arant Boult Cummings LLP, which is based in Birmingham, Alabama. He chaired the Restructuring and Reorganization Practice Group at Bradley Arant from 1990 to 2005. Since 1990, he has served as adjunct professor at Cumberland School of Law, Samford University, located in Birmingham, Alabama. He is a member of the Birmingham Bar Association and the Alabama State Bar and is a member of the American Bar Association.

Mark J. Tarr—Executive Vice President, Operations

Mr. Tarr was named Executive Vice President of our operations on October 1, 2007. Mr. Tarr joined us in 1993, and has held various management positions with us, including serving as a President of our inpatient division from 2004 to 2007, as Senior Vice President with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as Director of Operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as Chief Executive Officer/Administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.

Dexanne B. Clohan—Chief Medical Officer and Senior Vice President

Dr. Clohan, a board-certified physical medicine and rehabilitation physician, was named Chief Medical Officer and Senior Vice President on April 24, 2006. From 2002 to 2006, Dr. Clohan served as Medical Director, National Accounts, for Aetna, Inc., and from 1998 to 2002, she served as a regional Medical Director for Aetna and its predecessor Prudential Healthcare. Dr. Clohan’s prior experience includes her clinical practice at an inpatient rehabilitation hospital in Southern California and her service in health policy and advocacy positions, including Director of Congressional Affairs for the American Medical Association. She currently chairs the Clinical Quality Improvement Committee of the American Academy of Physical Medicine and Rehabilitation and the Quality Task Force of the American Medical Rehabilitation Providers Association and is active in other professional associations.

GENERAL INFORMATION

Other Business

We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.

Annual Report to Stockholders

A copy of our annual report to stockholders for the fiscal year ended December 31, 2008 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2008 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2008 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Voting Assistance

If you have any questions, or need assistance in voting your shares, please contact:

Broadridge Financial Solutions, Inc.

Telephone: 1-866-450-8471

Proposals for 2010 Annual Meeting of Stockholders

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received by us no later than the close of business on December 3, 2009, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2010 proxy statement and form of proxy.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our By-Laws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 7, 2010, and not later than February 6, 2010; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

All stockholder proposals must be in the form set forth in Section 2.9 of our By-Laws and must be addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary. Section 2.9 of the By-Laws requires that the proposal must set forth as to each matter such stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of such stockholder, (3) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (4) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

HEALTHSOUTH CORPORATION 3660 GRANDVIEW PARKWAY SUITE 200 BIRMINGHAM, AL 35243

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials and promote environmentally friendly practices, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

HLSOC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HEALTHSOUTH CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTORS AND FOR PROPOSAL 2		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors		☐	☐	☐
(1) Election of Directors
Nominees:
(01) Edward A. Blechschmidt	(06) Jay Grinney
(02) John W. Chidsey	(07) Jon F. Hanson
(03) Donald L. Correll	(08) Leo I. Higdon, Jr.
(04) Yvonne M. Curl	(09) John E. Maupin, Jr.
(05) Charles M. Elson	(10) L. Edward Shaw, Jr.

Vote on Proposal						For	Against	Abstain

(2)	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE	HLSOC2

HEALTHSOUTH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 7, 2009

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints John P. Whittington and John L. Workman, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock and 6.50% Series A convertible perpetual preferred stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 7, 2009, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present there.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side and FOR Proposal 2. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the other side)